Exhibit 10.20

CREDIT AGREEMENT

by and among

DEMARSECO HOLDINGS, INC.,

as the Borrower,

CCCI HOLDINGS, INC.,

as the Guarantor

AMERICAN CAPITAL FINANCIAL SERVICES, INC.,
as Agent,

and

THE LENDERS IDENTIFIED ON
ANNEX A HERETO

October 30, 2006

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2
1.1	Certain Definitions.	2
1.2	Accounting Principles.	18
1.3	Other Definitional Provisions; Construction.	19

ARTICLE II TERM LOANS		19
2.1	Term Loans.	19
2.2	The Closing.	20
2.3	The Revolving Facility.	20
2.4	Advances.	21
2.5	Revolving Facility Disbursements.	21
2.6	Several Commitments.	22

ARTICLE III INTEREST; REPAYMENT OF THE NOTES; TAXES; FEES		22
3.1	Interest Rates and Interest Payments.	22
3.2	Scheduled Repayment of the Loans.	23
3.3	Optional Prepayment of Loans.	23
3.4	Notice of Optional Prepayment.	24
3.5	Mandatory Prepayment.	24
3.6	Home Office Payment.	25
3.7	Taxes.	25
3.8	Break Fund Payments	27
3.9	Priority of Payment.	27
3.10	Maximum Lawful Rate.	27
3.11	Capital Adequacy/Increased Cost.	28
3.12	Certain Waivers.	28

ARTICLE IV CONDITIONS		29
4.1	Conditions Precedent to Make Loans.	29
4.2	Conditions Precedent to each Advance.	33
4.3	Waiver.	34

ARTICLE V REPRESENTATIONS AND WARRANTIES		34
5.1	Representations and Warranties.	34
5.2	Absolute Reliance on the Representations and Warranties.	40

ARTICLE VI ASSIGNMENTS; PARTICIPATIONS; LOST NOTES; REPLACEMENT OF LENDERS		40
6.1	Assignments.	40
6.2	Participations.	42
6.3	Replacement of Lost Notes.	43
6.4	Replacement of Lenders.	43

ARTICLE VII COVENANTS		44
7.1	Affirmative Covenants.	44
7.2	Negative Covenants.	49

7.3	Financial Covenants.	55

ARTICLE VIII EVENTS OF DEFAULT		57
8.1	Events of Default.	57
8.2	Consequences of Event of Default.	59
8.3	Security.	61

ARTICLE IX AGENT		61
9.1	Authorization and Action.	61
9.2	Delegation of Duties.	61
9.3	Exculpatory Provisions.	62
9.4	Reliance.	62
9.5	Non-Reliance on the Agent and Other Lenders.	62
9.6	No Liability of Lenders.	63
9.7	The Agent in its Individual Capacity.	63
9.8	Successor Agent.	63
9.9	Collections and Disbursements.	63
9.10	Reporting.	64
9.11	Consent of Lenders.	64
9.12	Indemnification.	65
9.13	Collateral Matters.	66
9.14	This Article Not Applicable to Loan Parties.	66

ARTICLE X SUBORDINATION OF NOTES		66
10.1	General.	66
10.2	Default in Respect of Senior Notes.	66
10.3	Insolvency, Major Event of Default, etc.	67
10.4	Exercise of Remedies of Junior Lenders.	68
10.5	Proof of Claim.	69
10.6	Acceleration of Junior Loans.	69
10.7	Turnover of Payments.	69
10.8	No Prejudice or Impairment.	70
10.9	Subrogation.	70
10.10	Amendments.	70

ARTICLE XI MISCELLANEOUS		70
11.1	Successors and Assigns.	70
11.2	Modifications and Amendments.	71
11.3	No Implied Waivers; Cumulative Remedies; Writing Required.	71
11.4	Reimbursement of Expenses.	71
11.5	Holidays.	71
11.6	Notices.	71
11.7	Survival.	73
11.8	Governing Law.	73
11.9	Jurisdiction, Consent to Service of Process.	73
11.10	Jury Trial Waiver.	74
11.11	Severability.	75

11.12	Headings.	75
11.13	Indemnity.	75
11.14	Environmental Indemnity.	75
11.15	Marshaling; Payments Set Aside.	76
11.16	Nonliability of Lenders.	77
11.17	Counterparts.	77
11.18	Integration.	77
11.19	Confidentiality.	77

ANNEXES
Annex A	Lenders and Payment Information
Annex B	Permitted Acquisition Conditions Precedent

SCHEDULES

EBITDA Schedule	(Section 1.1)
Card Issuer Agreements	(Section 1.3)
Terminated Indebtedness Schedule	(Section 4.1(q))
Organizational Schedule	(Section 5.1(a))
Consents Schedule	(Section 5.1(f))
Litigation Schedule	(Section 5.1(j))
Environmental Schedule	(Section 5.1(l))
Properties Schedule	(Section 5.1(q))
Intellectual Property Schedule	(Section 5.1(r))
Deposit Accounts Schedule	(Section 5.1(v)
Post-Closing Schedule	(Section 7.1(m))
Permitted Indebtedness Schedule	(Section 7.2(a))
Permitted Liens Schedule	(Section 7.2(b))
Permitted Investments Schedule	(Section 7.2(h))

EXHIBITS

Exhibit A-1	Form of Senior Term A Note
Exhibit A-2	Form of Senior Term B Note
Exhibit A-3	Form of Junior Term C Note
Exhibit A-4	Form of Junior Term D Note
Exhibit A-5	Form of Revolving Facility Note
Exhibit B-1	Form of Pledge Agreement
Exhibit B-2	Form of Security Agreement
Exhibit C	Form of IP Security Agreement
Exhibit D	Form of Guaranty
Exhibit E	Form of Management Fee Subordination Agreement
Exhibit F	Form of Assignment of Representations
Exhibit G	Form of Compliance Certificate
Exhibit H	Form of Assignment Agreement
Exhibit I	Form of Closing Checklist

CREDIT AGREEMENT

$3,000,000 Revolving Loan Facility Maturing December 31, 2012

$18,750,000 Aggregate Principal Amount of
Senior Secured Term A Loans
Due December 31, 2012

$18,750,000 Aggregate Principal Amount of
Senior Secured Term B Loans
Due December 31, 2012

$18,750,000 Aggregate Principal Amount of
Junior Secured Term C Loans
Due December 31, 2012

$18,750,000 Aggregate Principal Amount of
Junior Secured Term D Loans
Due December 31, 2012

THIS CREDIT AGREEMENT (this “Agreement”), dated as of October 30, 2006, is by and among CCCI Holdings, Inc., a Delaware corporation (“Parent”), DeMarseCo Holdings, Inc., a Delaware corporation (the “Borrower” and, collectively with Parent, each a “Loan Party” and collectively the “Loan Parties”), the lenders that are now and hereafter at any time parties hereto and are listed in Annex A (or any amendment or supplement thereto, which Annex A will be deemed amended upon the consummation of any assignment consummated in accordance with the terms hereof) attached hereto (each a “Lender” and collectively, the “Lenders”), and AMERICAN CAPITAL FINANCIAL SERVICES, INC., a Delaware corporation (“ACFS”), as administrative and collateral agent for the Lenders (in such capacity, “Agent”). Capitalized terms used and not defined elsewhere in this Agreement are defined in Article I hereof.

RECITALS

A.            The Borrower desires that the Lenders extend credit in the form of (a) Senior Term A Loans on the Closing Date in an aggregate principal amount of $18,750,000, (b) Senior Term B Loans on the Closing Date in an aggregate principal amount of $18,750,000, (c) Junior Term C Loans in an aggregate principal amount of $18,750,000, (d) Junior Term D Loans on the Closing Date in an aggregate principal amount of $18,750,000, and (e) revolving loans at any time and from time to time during the Revolving Facility Term in an aggregate principal amount at any time outstanding not in excess of $3,000,000, all in connection with (i) the acquisition by Borrower from Sellers of substantially all of the assets, certain executory contracts and certain liabilities of the Sellers as set forth in the Acquisition Agreement (the “Acquisition”), and (ii) the financing of the working capital expenses of the Loan Parties subsequent to the Acquisition.

B.            The Lenders are willing to extend such credit to the Borrower for the account of the Borrower on the terms and subject to the conditions set forth herein.

C.            Borrower has agreed to secure all of its obligations under this Agreement and the other Transaction Documents by granting to the Agent, for the benefit of the Lenders, a Lien on substantially all of its assets, including a pledge of all of the Capital Stock of each of its Subsidiaries (except that the Loan Parties shall not be required to pledge more than 65% of the outstanding voting Capital Stock of any Foreign Subsidiary) pursuant to the terms and provisions of the applicable Security Documents; and

D.            Parent has agreed to guarantee the obligations of Borrower under this Agreement and the other Transaction Documents and to secure the respective obligations under this Agreement and the other Transaction Documents by granting to the Agent, for the benefit of the Lenders, a Lien on substantially all of their respective assets, including a pledge of all of the Capital Stock of each of their respective Subsidiaries (except that the Loan Parties shall not be required to pledge more than 65% of the outstanding voting Capital Stock of any Foreign Subsidiary) pursuant to the terms and provisions of the applicable Security Documents.

NOW, THEREFORE, the parties hereto, in consideration of the premises and their mutual covenants and agreements herein set forth and intending to be legally bound hereby, covenant and agree as follows:

ARTICLE I

DEFINITIONS

1.1           Certain Definitions.

In addition to other words and terms defined elsewhere in this Agreement, the following words and terms shall have the meanings set forth below:

“ACAS” means American Capital Strategies, Ltd., a Delaware corporation.

“ACFS” has the meaning assigned to such term in the preamble hereto.

“Acquisition” has the meaning assigned to such term in the recitals hereto.

“Acquisition Agreement” means Asset Purchase Agreement by and among Borrower, Target and Target Partners (each as defined therein), dated as of the Closing Date.

“Adjusted EBITDA” means, for any period, the sum of EBITDA for such period plus, to the extent a Permitted Acquisition has been consummated during such period, Pro Forma EBITDA attributable to such Permitted Acquisition (but only that portion of Pro Forma EBITDA attributable to the portion of such period that occurred prior to the date of consummation of such Permitted Acquisition).

“Advance” has the meaning assigned to such term in Section 2.3 hereof.

“Affiliate” means with respect to any Person, any other Person that is directly or indirectly controlling, controlled by or under common control with such Person or entity or any of its Subsidiaries, and the term “control” (including the terms “controlled by” and “under common control with”) means having, directly or indirectly, the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, the ability to exercise voting power, or by contract or otherwise. Without limiting the foregoing, the ownership of ten percent (10%) or more of the voting securities of a Person shall be deemed to constitute control and notwithstanding anything to the contrary herein, no Lender, the Agent, nor any of their respective Affiliates shall be deemed to be an Affiliate of the Loan Parties by virtue of the Transactions. Notwithstanding the foregoing, no portfolio company of ACAS other than a Loan Party shall be deemed an Affiliate of any Loan Party.

“Agent” has the meaning assigned to such term in the preamble hereto and any successor agent provided for hereunder.

“Agreement” means this Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Annual Statements” has the meaning assigned to such term in Section 5.1(c)(i) hereof.

“Assignment Agreement” has the meaning assigned to such term in Section 6.1 hereof.

“Assignment of Representations” has the meaning assigned to such term in Section 4.1(k) hereof.

“Blocking Notice” means a written notice from Agent to the Junior Lenders pursuant to which such Lenders are notified of a Senior Loan Payment Default.

“Borrower” has the meaning assigned to such term in the preamble hereto.

“Borrowing Date” has the meaning assigned to such term in Section 2.5(a) hereof.

“Business” means the principal business of the Loan Parties as set forth in Section 5.1(b) hereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in Maryland are authorized or required by law to close.

“Card Issuer Agreement” means the agreements set forth on Schedule 1.3 hereto between Borrower and any credit card issuer, as amended, modified or supplemented from time to time.

“Capital Expenditures” means for any period of determination capital expenditures of the Loan Parties for such period determined and consolidated in accordance with GAAP, excluding (a) expenditures made to fund the purchase price for assets acquired in Permitted Acquisitions and (b) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed with insurance proceeds, cash awards arising from a taking by eminent domain or condemnation or cash proceeds of asset dispositions reinvested in replacement assets.

“Capital Stock” means (a) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (b) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such person (including all economic, voting and other rights related thereto); and in each case, any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Leases” means, with respect to any Person, leases of (or other agreements conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as capital leases on a balance sheet of such Person or would otherwise be disclosed as such in a note to such balance sheet.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9604, et seq.), as amended from time to time, and rules, regulations, standards guidelines and publications in each case issued by a Governmental Authority from time to time thereunder.

“Change of Control” means the occurrence of any of the following:

(a)           any transaction or series of related transactions resulting in the sale or issuance of securities or any rights to securities of Parent or any transaction or series of related transactions resulting in the sale, transfer, assignment or other conveyance or disposition of any securities or any rights to securities of Parent, in each case, as a result of which the Persons who were holders of one hundred percent (100%) of the voting securities of Parent immediately prior to such transaction or series of transactions as a result of such transaction or series of transactions hold less than fifty percent (50%) of the issued and outstanding voting securities of Parent, on a fully diluted basis;

(b)           a merger, consolidation, reorganization, recapitalization or share exchange (whether or not Parent is the surviving and continuing entity) in which the stockholders or equityholders of Parent immediately prior to such transaction receive, in exchange for securities of Parent owned by them (whether alone or together with cash, property or other securities), cash, property or securities of the resulting or surviving entity and as a result thereof Persons who were holders of voting securities of Parent immediately prior to such transaction hold less than fifty percent (50%) of the issued and outstanding Capital Stock, calculated on a fully diluted basis, of the resulting or surviving entity entitled to vote in the election of directors, managers or similar governing body or otherwise;

(c)           the failure of the Parent to own and control, directly or indirectly, through one or more wholly-owned Subsidiaries, one hundred percent (100%) of the issued and outstanding Capital Stock of the Borrower and any other of its respective Subsidiaries;

(d)           the initial Public Offering of securities by any Loan Party other than an offering of securities for an employee benefit plan on SEC Form S-8 or a successor form;

(e)           the Equity Investors and their Affiliates, taken together, shall cease to directly or indirectly own and control more than fifty percent (50%) of the outstanding voting securities of the Parent, on a fully-diluted basis, necessary at all times to elect a majority of the board of directors (or similar governing body) of the Parent and to direct the management policies and decisions of the Borrower; or

(f)            Elisabeth DeMarse ceases to be employed as the Chief Executive Officer of Borrower or otherwise dies or becomes disabled and, in any case, shall not have been replaced by a replacement Person reasonably satisfactory to Agent within one hundred twenty (120) calendar days, or any such replacement Person ceases to be employed as the Chief Executive Officer otherwise dies or becomes disabled unless replaced in the same time period and with an individual having similar experience and qualifications as the Person being replaced or otherwise reasonably satisfactory to Agent;

“Charter Documents” means the articles of incorporation, certificate of incorporation, certificate of limited partnership, certificate of limited liability company, charter or analogous organic instrument filed with the appropriate Governmental Authorities of each of the Loan Parties, as applicable, including all amendments and supplements thereto.

“Closing” has the meaning assigned to such term in Section 2.2 hereof.

“Closing Date” means the first date on which any Loan is made is issued as finally determined pursuant to Section 2.2 hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and rules, regulations, standards, guidelines and publications, in each case issued by a Governmental Authority from time to time thereunder.

“Collateral” has the meaning assigned to such term in the Security Agreement.

“Condition” means any condition that results in or otherwise relates to any Environmental Liabilities.

“Controlled Group” means the “controlled group of corporations” as that term is defined in Section 1563 of the Code, of which the Loan Parties are a part from time to time.

“Covered Taxes” has the meaning assigned to such term in Section 3.7 hereof.

“Currency Hedging Agreement” means any currency swap agreement, cap agreement, collar agreement or other currency hedging agreement or arrangement.

“Default” means any event or condition that, but for the giving of notice or the lapse of time, or both, would constitute an Event of Default.

“Disposition” means, as to any asset or right of any Loan Party, (a) any sale, lease, assignment or other transfer (other than to a Loan Party), (b) any loss, destruction or damage thereof or (c) any actual condemnation, confiscation, requisition, seizure or taking thereof, in each case excluding (i) Dispositions in any Fiscal Year, the Net Cash Proceeds of which do not in the aggregate exceed $500,000, (ii) the sale or other transfer of inventory in the ordinary course of business, (iii) dispositions of cash and cash equivalents, (iv) transfers between Loan Parties not prohibited herein, (v) any licenses or sublicenses of intellectual property in the ordinary course of business, and (vi) the sale or other transfer of investments expressly permitted by Section 7.2(h).

“EBITDA” means for any period, the Loan Parties’ Net Income for such period (adjusted for and specifically excluding extraordinary gains or extraordinary losses and gains or losses from the sale of securities, the extinguishment of debt or the sales of assets, other than sales in the ordinary course of business), plus (a) without duplication and to the extent deducted in determining such Net Income, the sum of (i) interest expense for such period, (ii) income and franchise tax expense for such period, (iii) depreciation expenses and amortization expenses for such period, (iv) Management Fees paid in accordance with Section 7.2(g) below for such period, (v) Transaction Costs incurred on or about the Closing Date not to exceed $1,250,000, (vi) all non-recurring charges and expenses of Parent unrelated to the Acquisition incurred and paid prior to the Closing Date, (vii) other non-recurring charges and expenses not to exceed $500,000 and explicitly itemized in the most recent financial statement delivered to Agent pursuant to this Agreement, and minus (b) (i) without duplication and to the extent included in determining such Net Income, interest income, and (ii) non-recurring revenue or gains related to the Business, all determined on a consolidated basis in accordance with GAAP. For purposes of this Agreement, EBITDA for the Loan Parties (i) for each month from September 30, 2005 through August 31, 2006 shall be deemed to be the amounts set forth on the “EBITDA Schedule,” attached hereto as Schedule 1.1 for each such month and (ii) for the month ending September 30, 2006 and October 31, 2006, shall be deemed to be the amount of actual EBITDA of the Sellers for each month, as approved by Agent.

“Eligible Assignee” shall mean:

(A) with respect to any Loan, (i) Agent, (ii) an Affiliate of Agent, (iii) a Lender holding all or a portion of any Loan as of the Closing Date, (iv) an Affiliate of a Lender holding all or a portion of any Loan on the Closing Date, (v) any assignee pursuant to any pledge or collateral assignment or other assignment of a Loan or a part thereof to a third party lender or other financing source for Agent, any Lender holding all or a portion of any Loan as of the Closing Date or any of their respective Affiliates, (vi) any foreclosure, deed in lieu of foreclosure or other exercise of rights or remedies by a pledgee or assignee under clause (v) (including any agent therefor) whereby a Loan (or part thereof) is further sold, assigned or conveyed, (vii) each and every subsequent sale, assignment or conveyance of a Loan (or a part thereof) by or to any Person following any event described in clause (vi), or (viii) any other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act) to whom Borrower consents, such consent not to be unreasonably withheld, conditioned or delayed;

(B) with respect to any Loans, any other Person so long as such Person enters into an agreement with Agent which provides that Agent shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or to otherwise exercise any voting rights of a holder of Notes under this Agreement or any of the Transaction Documents; or

(C) with respect to Revolving Facility Note, any other Person with Borrower’s consent, such consent not to be unreasonably withheld, conditioned or delayed (except upon the occurrence and during the continuation of a Major Event of Default, in which case such consent shall not be required).

“Employment Agreements” has the meaning assigned to such term in Section 4.1(o) hereof.

“Enforcement Action” shall mean any action to enforce or attempt to enforce any right or remedy available to any Junior Lender with respect to the Collateral pledged pursuant to the Transaction Documents, any applicable law, or otherwise, including any action taken by Agent or any Junior Lender to (a) repossess, replevy, attach, garnish, levy upon, collect the proceeds of, foreclose or realize its Lien upon, sell, liquidate or otherwise dispose of, or otherwise restrict or interfere with the use of, any Collateral, whether by judicial action, under power of sale, by self-help repossession, by set-off, by notification to account obligors of any Loan Party, or otherwise, or (b) commence or pursue any judicial, arbitral or other proceeding or legal action of any kind seeking injunctive or other equitable relief to prohibit, limit or impair the commencement or pursuit by Agent or any Senior Lender of any of their respective rights or remedies with respect to the Collateral under or in connection with the Transaction Documents or otherwise available to any Senior Lender under applicable Law with respect to the Collateral; provided, however, “Enforcement Action” shall not include (a) any Unsecured Remedies, (b) making any argument, or filing any objection, motion or other pleading to preserve or protect a Lien on Collateral, (c) taking action, not adverse to the priority of the Lien securing the Senior Loans or in contravention of this Agreement, in order to create, perfect, preserve or protect the Lien securing the Junior Loans, or (d) the taking of any action any Lender to exercise any rights relating to any equity securities held by such Lender (i.e., exercising any warrants, converting convertible preferred stock, etc.).

“Environmental Laws” means any Laws that address, are related to or are otherwise concerned with environmental issues (and health or safety issues related thereto), including any Laws relating to any emissions, releases or discharges of Pollutants into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, clean-up or control of Pollutants or any exposure or impact on worker health and safety.

“Environmental Liabilities” means any obligations or liabilities (including any claims, suits or other assertions of obligations or liabilities) that are:

(a)           related to environmental issues (and health or safety issues related thereto) (including on-site or off-site contamination by Pollutants of surface or subsurface soil or water, and occupational safety and health); and

(b)           based upon or related to (i) any provision of past, present or future United States or foreign Environmental Law (including CERCLA and RCRA) or common law, or (ii) any judgment, order, writ, decree, permit or injunction imposed by any court, administrative agency, tribunal or otherwise.

The term “Environmental Liabilities” includes:  (i) fines, penalties, judgments, awards, settlements, losses, damages (including foreseeable and unforeseeable consequential damages), costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements; (ii) defense and other responses to any administrative or judicial action (including claims, notice letters, complaints, and other assertions of liability); and (iii) financial responsibility for (1) cleanup costs and injunctive relief, including any Removal, Remedial or other Response actions, and natural resource damages, and (2) any other compliance or remedial measures.

“Equity Investors” shall mean the Sponsor or its Affiliates (or any employees, officers, directors, partners or managers thereof).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and rules, regulations, standards, guidelines and publications, in each case issued by a Governmental Authority from time to time thereunder.

“ERISA Affiliate” means any Person that is treated as under common control or as a single employer or as a member of an affiliated service group with a Loan Party and its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code.

“Event of Default” means any of the events of default described in Section 8.1 hereof.

“Excess Cash Flow” means, for any period, the following, calculated for the Loan Parties on a consolidated basis, in accordance with GAAP:  (a) EBITDA for such period, minus (b) the sum of (i) Capital Expenditures (exclusive of Capital Expenditures financed during such period under Capitalized Leases or other Indebtedness) made by the Loan Parties during such period in cash, to the extent permitted hereunder; (ii) scheduled principal payments made by the Loan Parties with respect to Indebtedness during such period; (iii) amounts paid in cash by the Loan Parties during such period for income and franchise taxes and interest; (iv) increases in working capital of the Loan Parties during such period; (v) Management Fees paid in cash in accordance with Section 7.2(g)(B) during such period, and (vi) non-cash income to the extent included in the calculation of Net Income, plus (c) decreases in working capital of the Loan Parties during such period, plus (d) non-cash expenses to the extent included in the calculation of Net Income.

“Executive Officers” means any executive officer or manager of any Loan Party.

“Fee Letter” means that certain fee letter dated as of the date hereof, among Parent, Borrower and the Agent.

“Financial Projections” has the meaning assigned to such term in Section 5.1(c)(ii) hereof.

“Financial Statements” has the meaning assigned to such term in Section 5.1(c) hereof.

“Financing Statements” has the meaning assigned to such term in Section 4.1(g) hereof.

“Fiscal Year” or “fiscal year” means each twelve (12) month period ending on December 31 of each year.

“Fixed Charges” means, for any period, and each calculated for such period (without duplication) on a consolidated basis, (a) cash interest expense of the Loan Parties; plus (b) scheduled payments of principal with respect to all Indebtedness of the Loan Parties; plus (c) cash payment of income or franchise taxes included in the determination of Net Income, excluding any provision for deferred taxes; plus (d) payment of deferred taxes accrued in any prior period; plus (e) Management Fees paid in cash in accordance with Section 7.2(g); (provided that for the first three Measurement Dates following the Closing Date, each item set forth above shall be calculated for each applicable Measurement Period from the Closing Date and then annualized).

“Fixed Charges Coverage Ratio” means for a particular Measurement Period, the ratio of (a) EBITDA minus Capital Expenditures (exclusive of Capital Expenditures financed during such period under Capitalized Leases or other Indebtedness), to (b) Fixed Charges, in each case of the Loan Parties on a consolidated basis during such Measurement Period (provided that for the first three Measurement Dates following the Closing Date, Capital Expenditures shall be calculated for each Measurement Period from the Closing Date and then annualized).

“Foreign Subsidiary” means any Subsidiary organized under the laws of any jurisdiction outside the United States of America.

“GAAP” has the meaning assigned to such term in Section 1.2 hereof.

“Governmental Authorities” means any federal, state or municipal court or other executive, legislative or judicial governmental department, commission, board, bureau, agency or instrumentality, governmental or quasi-governmental, domestic or foreign.

“Guarantor” means Parent and any other Person who guaranties the Indebtedness under this Agreement (other than Borrower).

“Guaranty” means any guaranty of the payment or performance of any Indebtedness or other obligation and any other arrangement whereby credit is extended to one obligor on the basis of any promise of another Person, whether that promise is expressed in terms of an obligation to pay the Indebtedness of such obligor, or to purchase an obligation owed by such obligor, or to purchase goods and services from such obligor pursuant to a take-or-pay contract, or to maintain the capital, working capital, solvency or general financial condition of such obligor, whether or not any such arrangement is reflected on the balance sheet of such other Person, or referred to in a footnote thereto, but shall not include endorsements of items for collection in the ordinary course of business and shall not include ordinary course of business indemnification provisions and customary indemnification provisions set forth in asset acquisition or disposition documents. For the purpose of all computations made under this Agreement, the amount of a Guaranty in respect of any obligation shall be deemed to be equal to the maximum aggregate amount of such obligation or, if the Guaranty is limited to less than the full amount of such obligation, the maximum aggregate potential liability under the terms of the Guaranty.

“Indebtedness” means, for any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person that, in accordance with GAAP, should be classified upon the balance sheet of such Person as indebtedness, but in any event including:  (a) all obligations for borrowed money, (b) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business on terms customary in the trade), (c) all obligations evidenced by notes, bonds, debentures, acceptances or instruments, or arising out of letters of credit or bankers’ acceptances issued for such Person’s account, (d) all obligations, whether or not assumed, secured by any Lien or payable out of the proceeds or production from any property or assets now or hereafter owned or acquired by such Person (but only up to the value of such property or assets), (e) all obligations for which such Person is obligated pursuant to a Guaranty, (f) the capitalized portion of lease obligations under Capitalized Leases, (g) all obligations for which such Person is obligated pursuant to any Interest Rate Protection Agreement, Currency Hedging Agreement or other derivative agreements or arrangements, and (h) all obligations of such Person upon which interest charges are customarily paid or accrued.

“Interest Rate Protection Agreement” means any interest rate swap, interest rate cap, interest rate collar or other interest rate hedging agreement or arrangement.

“Interim Statements” has the meaning assigned to such term in Section 5.1(c)(i) hereof.

“Investment” as applied to any Person means the amount paid or agreed to be paid or loaned, advanced or contributed to other Persons, and in any event shall include (a) any direct or indirect purchase or other acquisition of any notes, obligations, instruments, stock, securities or ownership interest (including partnership and membership interests and joint venture interests) and (b) any capital contribution to any other Person.

“IP Security Agreement” has the meaning assigned to such term in Section 4.1(g) hereof.

“Junior Lenders” means, collectively the Junior Term C Lenders and the Junior Term D Lenders.

“Junior Loans” means all Indebtedness, obligations and liabilities under or relating to the Junior Notes.

“Junior Notes” has the meaning assigned to such term in Section 2.1 hereof.

“Junior Term C Lenders” means a lender of a Junior Term C Loan.

“Junior Term C Loans” means all Indebtedness, obligations and liabilities under or relating to the Junior Term C Notes.

“Junior Term C Notes” has the meaning assigned to such term in Section 2.1 hereof.

“Junior Term D Lenders” means a lender of a Junior Term D Loan.

“Junior Term D Loans” means all Indebtedness, obligations and liabilities under or relating to the Junior Term D Notes.

“Key Management” means Elisabeth DeMarse.

“Knowledge” shall mean the actual knowledge of John Durrett, Elisabeth DeMarse, David Lack, Philip Siegel and/or Craig Milius after due inquiry.

“Laws” means all U.S. and foreign federal, state or local statutes, laws, rules, regulations, ordinances, codes, policies, rules of common law, and the like, now or hereafter in effect, including any judicial or administrative interpretations thereof, and any judicial or administrative orders, consents, decrees or judgments.

“Lenders” has the meaning assigned to such term in the preamble hereto, together with their successors and assigns.

“Lien” means any lien, security interest, pledge, bailment, mortgage, hypothecation, deed of trust, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property, now owned or hereafter acquired, whether such interest is based on common law, statute or contract.

“Life Insurance” means that certain paid life insurance policy issued by a carrier reasonably acceptable to the Agent insuring, for a period from 90 days after the Closing Date through December 31, 2012, the life of Key Management, in an amount equal to $5,500,000, and a collateral assignment thereof assigning such life insurance policy to the Agent, in form and substance acceptable to the Agent.

“Loan” means any loan made by any Lender pursuant to this Agreement.

“Loan Parties” has the meaning assigned to such term in the preamble hereto.

“Major Event of Default” means the occurrence of an Event of Default described in Section 8.1(a), with respect to the payment of principal or interest under the Notes, (g) or (h) hereof.

“Manage” and “Management” means generation, production, handling, distribution, processing, use, storage, treatment, operation, transportation, recycling, reuse and/or disposal, as those terms are defined in CERCLA, RCRA and other Environmental Laws (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, guidelines and publications issued pursuant to, or otherwise in implementation of, such Environmental Laws).

“Management Agreement” means that certain management agreement between the Loan Parties and Sponsor dated as of the date hereof.

“Management Fees” has the meaning assigned to such term in Section 7.2(g)(B).

“Management Fee Subordination Agreement” has the meaning assigned to such term in Section 4.1(n).

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the legality, validity or enforceability of any Transaction Document, (c) the perfection or priority of the Liens granted on a portion of the Collateral with a book value of which is greater than 10% of the total amount of Collateral pursuant to the Security Documents, (d) the ability of any Loan Party to perform any of its respective material obligations under the Transaction Documents or (e) the rights and remedies of the Agent, the Lenders or the Issuing Lenders under the Transaction Documents taken as a whole.

“Measurement Date” has the meaning assigned to such term in Section 7.3(a).

“Measurement Period” means the twelve (12) month period ending on a Measurement Date.

“Moody’s” has the meaning assigned to such term in Section 7.2(h) hereof.

“Multiemployer Plan” means a multiemployer plan (within the meaning of Section 3(37) of ERISA) that is maintained for the benefit of the employees of the Loan Parties or any member of the Controlled Group.

“Net Cash Proceeds” means:

(a)           with respect to any Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance and by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Disposition net of (i) the reasonable direct costs relating to such Disposition (including sales commissions and legal, accounting and investment banking fees, commissions and expenses), (ii) any portion of such proceeds deposited in an escrow account pursuant to the documentation relating to such Disposition (provided that such amounts shall be treated as Net Cash Proceeds upon their release from such escrow account to any Loan Party), (iii) taxes paid or reasonably estimated by any Loan Party to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iv) amounts required to be applied to the repayment of any Indebtedness secured by a Lien prior to the Lien of the Agent on the asset subject to such Disposition and (v) all money actually applied within one hundred eighty (180) days to reinvest in productive assets of the Business or to repair, replace or reconstruct damaged property or property affected by loss, destruction, damage, condemnation, confiscation, requisition, seizure or taking, all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments; and

(b)           with respect to any issuance of equity securities (excluding proceeds from the issuance of equity securities on the Closing Date, proceeds from the issuance of equity securities to members of the management of any Loan Party or to Sponsor or its Affiliates (or any employees, officers, directors, partners or managers thereof), proceeds of the issuance of the equity securities to the Borrower or any of its wholly-owned Subsidiaries, proceeds of the issuance of equity securities used solely to finance Capital Expenditures solely to the extent permitted by Section 7.3(b), and proceeds from the issuance of equity securities that are used to consummate a Permitted Acquisition), the aggregate cash proceeds received, directly or indirectly, by any Loan Party pursuant to such issuance, net of the reasonable direct costs relating to such issuance (including reasonable sales and underwriter’s commission).

“Net Debt to Adjusted EBITDA Ratio” means the ratio of (a) all Indebtedness of the Loan Parties on a consolidated basis, as of a particular Measurement Date, less unencumbered cash on hand not subject to any Lien (excluding Permitted Liens described in Sections 7.2(b)(i) through (viii), (x) and (xi)) and all cash equivalents set forth in Section 7.2(h)(i), (ii), (iii), (iv) and (v) to (b) the Adjusted EBITDA for the Measurement Period ending on such Measurement Date.

“NETFINITI Business” shall mean the proposed affiliate marketing business of the Loan Parties as described in the offering materials provided to Agent prior to the Closing Date.

“Net Income” means, for any period, the net income (or loss) of the Loan Parties on a consolidated basis for such period, after deduction of all expenses, taxes and other proper charges, determined in accordance with GAAP, for such period taken as a single accounting period; provided that there shall be excluded (a) the income of any Person (other than the Borrower and each of its Subsidiaries); except to the extent of the amount of cash dividends and other cash distributions actually paid to the Borrower or any of its Subsidiaries during such period, and (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary.

“Notes” means, collectively, the Revolving Facility Notes, the Senior Term A Notes, the Senior Term B Notes, the Junior Term C Notes and the Junior Term D Notes.

“Notice of Borrowing” has the meaning assigned to such term in Section 2.5(a) hereof.

“Organization Documents” means the by-laws, partnership agreement, operating agreement, limited liability company agreement or other comparable document of any Loan Party, including all amendments and supplements thereto.

“Other Taxes” has the meaning assigned to such term in Section 3.7 hereof.

“Parent” has the meaning assigned to such term in the preamble hereto.

“Patriot Act” has the meaning assigned to such term in Section 5.1(w) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any other Governmental Authority succeeding to the functions thereof.

“Permitted Acquisition” means any acquisition (a) by a Loan Party of all or substantially all of the assets of a Person, of all or substantially all of any business or division of a Person or any domain name or other intellectual property of a Person, or (b) by a Loan Party of no less than 100% of the Capital Stock, of any Person (upon merger or otherwise), in each case to the extent that each of the conditions precedent set forth in Annex B shall have been satisfied in a manner satisfactory to the Agent.

“Permitted Liens” has the meaning assigned to such term Section 7.2(b) hereof.

“Person” means any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity or department, agency or political subdivision thereof.

“Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA), other than a Multiemployer Plan, established or maintained by any of the Loan Parties or any member of the Controlled Group.

“Pledge Agreement” has the meaning assigned to such term in Section 4.1(f) hereof.

“Pollutant” includes any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in CERCLA; any “hazardous waste” as that term is defined in RCRA; and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, guidelines and publications issued pursuant to, or otherwise in implementation of, said Environmental Laws); and including any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, polychlorinated biphenyls (PCBs), dioxins, dibenzofurans, heavy metals, and radon gas; and including any other substance or material that is reasonably determined to present a threat, hazard or risk to human health or the environment.

“Proceeding” shall mean any (a) insolvency, bankruptcy, receivership, custodianship, liquidation, reorganization, readjustment, composition or other similar proceeding relating to any Loan Party or any of their respective properties, whether under any bankruptcy, reorganization or insolvency law or laws, federal or state, or any law, federal or state, relating to relief of debtors, readjustment of indebtedness, reorganization, composition or extension, (b) proceeding for any liquidation, liquidating distribution, dissolution or other winding up of any Loan Party, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (c) assignment for the benefit of creditors of any Loan Party or (d) other marshaling of the assets of any Loan Party.

“Pro Forma EBITDA” means, with respect to any Target acquired in a Permitted Acquisition, EBITDA for such Target for the most recent twelve (12) month period for which financial statements are made available to the Agent prior to the consummation of the Permitted Acquisition, adjusted by extraordinary expenses, increased costs, identifiable and verifiable expense reductions and excess management compensation, if any, in each case calculated by the Borrower and approved by the Agent in its reasonable discretion.

“Properties and Facilities” has the meaning assigned to such term in Section 5.1(q) hereof.

“Proprietary Rights” means all patents, trademarks, trade names, service marks, Internet domain names, copyrights, rights of publicity and privacy, inventions, production methods, licenses, formulas, know-how and trade secrets, regardless of whether such are registered with any Governmental Authorities, including applications therefor.

“Public Offering” means any sale of Capital Stock to the public pursuant to an offering registered under the Securities Act or to the public effected through a broker, dealer or market maker pursuant to the provisions of Rule 144 under the Securities Act.

“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended and all rules, regulations, standards, guidelines, and publications issued thereunder.

“Related Fund” means (a) any fund, trust or similar entity that invests in commercial loans in the ordinary course of business and is advised or managed by (i) a Lender, (ii) an Affiliate of a Lender, (iii) the same investment advisor that manages a Lender of (iv) an Affiliate of an investment advisor that manages a Lender or (b) any finance company, insurance company or other financial institution which temporarily warehouses loans for any Lender or any Person described in clause (a) above.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, depositing, or disposing into the indoor or outdoor environment, or into or out of any property, including the abandonment or discarding of barrels, containers and other receptacles containing any Pollutant.

“Removal,” “Remedial” and “Response” actions include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, and whether the activities are those that might be taken by a Governmental Authority or those that a Governmental Authority or any other Person might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other Persons under “removal,” “remedial,” or other “response” actions.

“Reorganization Subordination Securities” shall mean any debt or equity securities of any Loan Party or any other Person that are distributed to any Lender in respect of (i) the Junior Term D Loans that, in the case of debt securities, are subordinate and junior in right of payment to the Junior Term C Loans, the Senior Term B Loans and the Senior Term A Loans (or subordinate and junior in right of payment to any debt securities issued in substitution of all or any portion of the Junior Term C Loans, the Senior Term B Loans and the Senior Term A Loans) to at least the same extent as the Junior Term D Loans is subordinated to the Junior Term C Loans, the Senior Term B Loans and the Senior Term A Loans under this Agreement, (ii) the Junior Term C Loans that, in the case of debt securities, are subordinate and junior in right of payment to the Senior Term B Loans and the Senior Term A Loans (or subordinate and junior in right of payment to any debt securities issued in substitution of all or any portion of the Senior Term B Loans and the Senior Term A Loans) to at least the same extent as the Junior Term C Loans is subordinated to the Senior Term B Loans and the Senior Term A Loans under this Agreement or (iii) the Senior Term B Loans that, in the case of debt securities, are subordinate and junior in right of payment to the Senior Term A Loans (or subordinate and junior in right of payment to any debt securities issued in substitution of all or any portion of the Senior Term A Loans) to at least the same extent as the Senior Term B Loans is subordinated to the Senior Term A Loans under this Agreement.

“Reportable Event” means any “reportable event” under Section 4043(c) of ERISA and the regulations promulgated thereunder, other than an occurrence for which the thirty (30) day notice contained in 29 C.F.R. § 2615.3(a) is waived.

“Required Lenders” means, at any time, the Lenders holding a percentage of the Revolving Facility Commitment (or, if the Revolving Facility has terminated, the sum of the outstanding principal amount of the Revolving Facility) and the outstanding principal amount of the Senior Term A Loans, the Senior Term B Loans, the Junior Term C Loans and the Junior Term D Loans aggregating at least sixty-six and two-thirds percent (66-⅔%), at such time.

“Revolving Facility” has the meaning assigned to such term in Section 2.3 hereof.

“Revolving Facility Commitment” has the meaning assigned to such term in Section 2.3 hereof.

“Revolving Facility Notes” has the meaning assigned to such term in Section 2.3 hereof.

“Revolving Facility Term” means the period commencing on the Closing Date and ending on the earlier of (a) December 31, 2012 and (b) the repayment in full of the Revolving Facility Notes and the termination of the Lenders’ commitment to make Advances thereunder in accordance with the terms of this Agreement.

“S&P” has the meaning assigned to such term in Section 7.2(h) hereof.

“SEC” means the Securities and Exchange Commission and any Governmental Authority succeeding to the functions thereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization” means a public or private offering by a Lender or any of its direct or indirect Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans and Transaction Documents.

“Security Agreement” has the meaning assigned to such term in Section 4.1(f) hereof.

“Security Documents” means the Pledge Agreement, the Security Agreement, the IP Security Agreement, the Financing Statements, the Website Host Waiver and Consent, the Assignment of Representations, the collateral assignment of Life Insurance and all other mortgages, security agreements, documents, instruments and other materials necessary to create or perfect any Lien upon the assets of any Loan Party.

“Seller(s)” shall mean the Target (as defined in the Acquisition Agreement).

“Senior Loans” means the Indebtedness and other obligations under or relating to the Senior Notes.

“Senior Lenders” means, collectively, the Senior Term A Lenders and the Senior Term B Lenders.

 “Senior Loan Payment Default” has the meaning assigned to such term in Section 10.2(a).

“Senior Notes” has the meaning assigned to such term in Section 2.1 hereof.

“Senior Term A Lenders” means a lender of a Senior Term A Loan.

“Senior Term A Loans” means the Indebtedness and other obligations under or relating to the Senior Term A Notes.

“Senior Term A Notes” has the meaning assigned to such term in Section 2.1 hereof.

“Senior Term B Lenders” means a lender of a Senior Term B Loan.

“Senior Term B Loans” means the Indebtedness and other obligations under or relating to the Senior Term B Notes.

“Senior Term B Notes” has the meaning assigned to such term in Section 2.1 hereof.

“Side Letter” shall mean that certain side letter between Agent and Borrower, dated as of the date hereof.

“Significant Event of Default” means an Event of Default described in Sections 8.1(a); 8.1(d); 8.1(e) (solely due to a breach of Sections 7.1(b)(iv), 7.1(d), 7.1(e)(i) or 7.1(e)(ii)); 8.1(g) and/or 8.1(h).

“Stockholders Agreement” shall mean that certain stockholders agreement by and among Parent and each of its stockholders dated on or about the Closing Date, as the same may be amended, modified or supplemented and in effect from time to time.

“Sponsor” shall mean, collectively, Austin Ventures VIII, L.P., a Delaware limited partnership, and Austin Ventures IX, L.P., a Delaware limited partnership.

“Subsidiary” means, with respect to any Person, (a) any corporation (or similar entity under foreign Law) of which an aggregate of more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or equivalent body) of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of fifty percent (50%) or more of such Capital Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership, limited liability company, association, joint venture, trust or other entity in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of the Borrower.

“Target” means the Person, or business or substantially all of the assets of a Person, acquired in an acquisition.

“Taxes” has the meaning assigned to such term in Section 3.7 hereof.

“Term Loan” shall mean any Senior Loans or Junior Loans made pursuant to this Agreement.

“Transaction Costs” means the one-time costs and expenses of the Loan Parties related to the Transactions.

“Transaction Documents” means this Agreement, the Notes, each Guaranty, the Security Documents, the Fee Letter, the Management Fee Subordination Agreement, any other subordination or intercreditor agreement entered into by the Agent, on behalf of the Lenders, with the holders of other Indebtedness of any Loan Party, and all other agreements, instruments and documents delivered from time to time in connection herewith and therewith as any or all of the foregoing may be supplemented or amended from time to time.

“Transactions” means the establishment of term loans, the incurrence of debt in connection therewith and the issuance of notes, as contemplated by this Agreement, the Notes, the Security Documents and all other Transaction Documents.

“UST” means an underground storage tank, including as that term is defined, construed and otherwise used in RCRA and in rules, regulations, standards, guidelines and publications issued pursuant to RCRA and comparable state and local Laws.

“Unsecured Remedies” means (a) filing of any claim or statement of interest, or voting any claim or interest, in any Proceeding, (b) declaring or joining in the declaration of the Junior Loans to be due and payable or otherwise accelerating the maturity of the principal or any other portion of the Junior Loans, (c) commencing any administrative, legal or equitable action against any of the Loan Parties, including an involuntary petition commencing a Proceeding, and (d) defending or otherwise contesting any attempt to object to or disallow any portion of the Junior Loans.

“Website Host Waiver and Consent” shall mean that certain Website Host Waiver and Consent dated on or about the Closing Date, between Borrower’s website host, Borrower and Agent.

1.2           Accounting Principles.

The character or amount of any asset, liability, capital account or reserve and of any item of income or expense to be determined, and any consolidation or other accounting computation to be made, and the construction of any definition containing a financial term, pursuant to this Agreement shall be determined or made in accordance with generally accepted accounting principles in the United States of America consistently applied (“GAAP”), unless such principles are inconsistent with the express requirements of this Agreement. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Transaction Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.3           Other Definitional Provisions; Construction.

Whenever the context so requires, neuter gender includes the masculine and feminine, the singular number includes the plural and vice versa. The word “including,” “includes” or similar variation when used herein means “including without limitation” unless the context states otherwise. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to any section, article, annex, schedule, exhibit or like references are references to this Agreement unless otherwise specified. A Default or Event of Default shall “continue” or be “continuing” until such Default or Event of Default has been cured or waived by the Agent and the Lenders (to the extent required herein). References in this Agreement to any Persons shall include such Persons, successors and permitted assigns. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto. Other terms contained in this Agreement (which are not otherwise specifically defined herein) have meanings provided to such terms in Article 9 of the Maryland Uniform Commercial Code on the date hereof to the extent the same are used or defined therein.

ARTICLE II

TERM LOANS

2.1           Term Loans.

Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties and agreements set forth herein, the Lenders shall make:

(a)           loans (the “Senior Term A Loans”) to the Borrower on the Closing Date in an aggregate amount equal to $18,750,000, which loans made by a Lender shall be, requested by such Lender, evidenced by the Borrower’s Senior Secured Term A Notes, to be substantially in the form of the promissory note attached hereto as Exhibit A-1 (including any promissory notes issued in substitution therefor pursuant to the terms of this Agreement, the “Senior Term A Notes”).

(b)           loans (the “Senior Term B Loans”) to the Borrower on the Closing Date in an aggregate amount equal to $18,750,000, which loans made by a Lender shall be, if requested by such Lender, evidenced by the Borrower’s Senior Secured Term B Notes, to be substantially in the form of the promissory note attached hereto as Exhibit A-2 (including any promissory notes issued in substitution therefor pursuant to the terms of this Agreement, the “Senior Term B Notes”, and together with the Senior Term A Notes, the “Senior Notes”).

(c)           loans (the “Junior Term C Loans”) to the Borrower on the Closing Date in an aggregate amount equal to $18,750,000, which loans made by a Lender shall be, if requested by such Lender, evidenced by the Borrower’s Junior Secured Term C Notes, to be substantially in the form of the promissory note attached hereto as Exhibit A-3 (including any promissory notes issued in substitution therefor pursuant to the terms of this Agreement, the “Junior Term C Notes”).

(d)           loans (the “Junior Term D Loans”) to the Borrower on the Closing Date in an aggregate amount equal to $18,750,000, which loans made by a Lender shall be, if requested by such Lender, evidenced by the Borrower’s Junior Secured Term D Notes, to be substantially in the form of the promissory note attached hereto as Exhibit A-4 (including any promissory notes issued in substitution therefor pursuant to the terms of this Agreement, the “Junior Term D Notes”).

Each Lender shall be obligated to make loans pursuant to the preceding paragraphs, in an amount equal to the pro rata portion of the applicable loans to be made by each Lender as set forth on Annex A attached hereto.

2.2           The Closing.

The initial Loans hereunder (the “Closing”) shall be made at the offices of DLA Piper US LLP at 1221 S. Mopac Expressway, Suite 400, Austin, Texas  78746, on October 30, 2006 or at such place or by such method or on such other date as may be mutually agreeable to the Loan Parties and the Lenders. The date and time of the Closing as finally determined pursuant to this Section 2.2 are referred to herein as the “Closing Date.”  The making of the Loans less any unpaid fees due and owing on the Closing Date pursuant to the Fee Letter and any other unpaid amounts payable pursuant to Section 4.1(t) hereof, shall be made by wire transfer of immediately available funds in the manner agreed to by the Borrower and the Agent. The Notes, if any, shall be issued in such name or names and in such permitted denomination or denominations as set forth on Annex A attached hereto or as the Lenders may request in writing not less than two (2) Business Days before the Closing Date.

2.3           The Revolving Facility.

Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties and agreements set forth herein, the Lenders with a revolving loan commitment shall on a pro rata basis as set forth on Annex A attached hereto make loans and advances (each such loan or advance individually, an “Advance” and collectively, the “Advances”) to the Borrower under a secured revolving line of credit (the “Revolving Facility”) from time to time, but for so long as ACFS is the Agent not more frequently than once a week, during the Revolving Facility Term; provided that notwithstanding any other provision of this Agreement, the aggregate amount of all Advances at any one time outstanding under the Revolving Facility shall not exceed $3,000,000 (the “Revolving Facility Commitment”). This Revolving Facility is a revolving credit facility, which may be drawn, repaid and redrawn, from time to time during the Revolving Facility Term as permitted under this Agreement. All Advances made by a Lender under the Revolving Facility shall be, if requested by such Lender, evidenced by a single promissory note made by the Borrower in favor of the Lenders substantially in the form of the promissory note attached hereto as Exhibit A-5 (including any promissory notes issued in substitution therefor, the “Revolving Facility Notes”).

2.4           Advances.

(a)           Except as otherwise permitted by the Agent from time to time and as provided for in subsection (b) below, each Advance shall be in an amount of at least $100,000.

(b)           Any amounts, even if less than $100,000, paid by the Agent or any Lender on behalf of any Loan Party under and in accordance with any Transaction Document shall be deemed an “Advance.”  Any such Advance shall constitute a borrowing by the Borrower under the Revolving Facility for all purposes of this Agreement.

2.5           Revolving Facility Disbursements.

(a)           The Loan Parties may deliver by facsimile or other means set forth in Section 11.6 to the Agent irrevocable written notice (a “Notice of Borrowing”) requesting an Advance under the Revolving Facility, which notice shall (i) specify the proposed borrowing date of such requested Advance (the “Borrowing Date”) which shall be a Business Day, (ii) specify the principal amount of such requested Advance, and (iii) certify the matters contained in Section 4.2(b) and (c). A Notice of Borrowing shall be delivered no later than 12:00 noon (Eastern Standard Time) at least two (2) Business Days, or such fewer days as the Agent in its sole discretion may allow, but not more than four (4) Business Days, before the proposed Borrowing Date of such requested Advance. No Advance shall be made if it would cause the aggregate outstanding amount of Advances to exceed the Revolving Facility Commitment. The Agent and the Lenders shall be entitled to rely conclusively on any Executive Officer’s authority to deliver a written notice requesting an Advance on behalf of the Borrower and neither the Agent nor any Lender shall have any duty to verify the identity of or signature of any Person identifying himself as an Executive Officer of the Borrower.

(b)           On each Borrowing Date, the Borrower irrevocably authorizes the Lenders to disburse the proceeds of the requested Advance to the Borrower’s account provided to the Agent in writing prior to the initial Advance, for credit to the Borrower (or to such other account as to which the Borrower shall instruct the Lenders) via Federal funds wire transfer no later than 4:00 p.m. (Eastern Standard Time).

(c)           The Agent shall enter all Advances under the Revolving Facility as debits to a loan account in the name of the Borrower and shall also record in said loan account all payments paid to the Agent by the Borrower in respect of the obligations hereunder, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to the Loan Parties pursuant to the Transaction Documents; provided that the failure of the Agent to make any such recordation shall not affect the obligations of the Borrower to make payments when due of any amounts owing in respect of the Revolving Facility and Advances made pursuant to the Transaction Documents.

2.6           Several Commitments.

The failure of any Lender to make its pro rata share of any requested loan or advance on any date shall not relieve any other Lender of its obligation, if any, to make its pro rata share of any such loan or Advance on such date.

ARTICLE III

INTEREST; REPAYMENT OF THE NOTES; TAXES; FEES

3.1           Interest Rates and Interest Payments.

(a)           ACFS is the Agent. For so long as ACFS is the Agent, the Borrower covenants and agrees to make payments of interest to the Agent, for the ratable benefit of the respective Lenders, of accrued interest on the outstanding principal amount of the Loans, as set forth in this Section 3.1(a).

(i)            The Revolving Facility will bear interest on the outstanding principal amount of each Advance thereunder from the applicable Borrowing Date thereof at an annual rate equal to a fixed rate of interest equal to 11.4% per annum.

(ii)           The Senior Term A Loans will bear interest on the outstanding principal amount thereof at a fixed rate of interest equal to 10.9% per annum.

(iii)          The Senior Term B Loans will bear interest on the outstanding principal amount thereof at a fixed rate of interest equal to 11.15% per annum.

(iv)          The Junior Term C Loans will bear interest on the outstanding principal amount thereof at a fixed rate of interest equal to 11.65% per annum.

(v)           The Junior Term D Loans will bear interest on the outstanding principal amount thereof at a fixed rate of interest equal to 11.90% per annum.

(b)           Interest Payment Dates. Accrued interest shall be payable in cash on the first (1st) Business Day of each calendar month, commencing on December 1, 2006 (for the period from the Closing Date through December 1, 2006) and at maturity. After maturity and at any time an Event of Default exists, all accrued interest on all loans shall be payable in cash on demand at the rates specified in Section 8.2(c).

(c)           Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of three hundred sixty (360) days.

3.2           Scheduled Repayment of the Loans.

The Borrower covenants and agrees to repay to the Agent, for the ratable benefit of the respective Lenders, the unpaid principal balance of the Loans in full, together with all accrued and unpaid interest, fees and other amounts due hereunder as set forth in this Section 3.2.

(a)           The Revolving Facility shall be repaid on December 31, 2012.

(b)           The Loans shall be repaid in quarterly payments payable on the first (1st) Business Day of each January, April, July and October, commencing on January 1, 2007 and ending on and including December 31, 2012 in the aggregate amounts for each such quarterly payment set forth opposite the applicable period as follows:

Periods	Aggregate Quarterly Payment

January 1, 2007 and each quarter thereafter	$187,500

and, thereafter, one (1) final payment of the principal amount as is then outstanding, together with all accrued and unpaid interest thereon, and other Indebtedness owing to any Lender, on December 31, 2012.

3.3           Optional Prepayment of Loans.

Subject to the terms of this Section 3.3, the Borrower may prepay to the Agent, for the ratable benefit of the respective Lenders, the outstanding principal amount of the Term Loans, in whole or in part in multiples of $100,000, or such lesser amount as is then outstanding, together with the accrued but unpaid interest, if any, on the principal amount so prepaid, plus a prepayment penalty, if applicable, representing the amortization of certain of Lenders’ costs incurred in connection with the purchase of such Term Loans equal to the principal amount so prepaid multiplied by the following percentage:

If Prepaid During the 12-Month Period Ending on October of the Following Years:	Percentage
2007	2%
2008	1%

; provided that no prepayment fee shall be due or payable on the aggregate principal amount of the Term Loans repaid up to $45,000,000 (whether paid pursuant to Sections 3.2, 3.3 or 3.5 hereof).

All such prepayments shall be applied by the Agent in the manner set forth in Section 3.8. Notwithstanding Sections 3.5(a) and (b) below, if any mandatory prepayment occurs during the continuance of a Major Event of Default or results in or causes a Major Event of Default, then the provisions of Section 10.3 shall apply.

3.4           Notice of Optional Prepayment.

If the Borrower shall elect to prepay any Term Loans pursuant to Section 3.3 hereof, the Borrower shall give notice of such prepayment to the Agent not less than five (5) days or more than ninety (90) days prior to the date fixed for prepayment, specifying (a) the date on which such prepayment is to be made (which date must be a Business Day), (b) the principal amount of each such tranche of Term Loans to be prepaid on such date and (c) the prepayment premium, if any, and accrued interest applicable to the prepayment. Such notice shall be accompanied by a certificate of an Executive Officer and of the chief financial officer of the Borrower that such prepayment is being made in compliance with Section 3.3.

3.5           Mandatory Prepayment.

(a)           The Borrower shall (x) prepay the Term Loans until paid in full and (y) thereafter repay Advances under the Revolving Facility, at the following times and in the following amounts:

(i)            Within five (5) Business Days of the receipt by any Loan Party of any Net Cash Proceeds from any Disposition, in an amount equal to such Net Cash Proceeds (it being understood that amounts being held for application pursuant to the provisions of clause (v) of paragraph (a) of the definition of the term “Net Cash Proceeds” shall not be required to be used to make any prepayment hereunder unless such Net Cash Proceeds are not so applied within the period described in such clause (v));

(ii)           Within five (5) Business Days of the receipt by any Loan Party of any Net Cash Proceeds from any issuance of its equity securities, pursuant to which and the extent to which the Loan Parties receive Net Cash Proceeds in an amount equal to such Net Cash Proceeds;

(iii)          Within five (5) Business Days of the receipt by any Loan Party of any net proceeds from any Life Insurance in excess of $500,000 (which such Loan Party shall be entitled to retain and apply to costs, expenses and compensation paid to or in connection with the recruitment and hiring of a replacement chief executive officer), in an amount equal to such net proceeds; and

(iv)          Within fifteen (15) Business Days after delivery of the annual financial statements pursuant to Section 7.1(e)(i) (but in no event more than 135 days after the end of each Fiscal Year) (commencing with Fiscal Year 2006), in an amount equal to seventy-five percent (75%) of Excess Cash Flow for such Fiscal Year; provided that for the Fiscal Year ending December 31, 2006, Excess Cash Flow shall be calculated for the period from the Closing Date to December 31, 2006, as reduced by any optional prepayments of the Loans pursuant to Section 3.4 during such period.

(b)           Advances under the Revolving Facility shall be prepaid (immediately, without the necessity of any demand, and whether or not a Default or Event of Default has occurred) in an amount as shall be necessary at any time so that the aggregate amount of Advances under the Revolving Facility outstanding at any time does not exceed the Revolving Facility Commitment.

(c)           Any prepayment of the Loans pursuant to this Section 3.5 shall be applied in accordance with Section 3.8 as if such prepayment were an optional prepayment, provided that any prepayment pursuant to Section 3.5(a)(i) (solely with respect to Net Cash Proceeds from insurance proceeds not reinvested as described in clause (v) of Subsection (a) of the definition of Net Cash Proceeds), Section 3.5(a)(iii) or Section 3.5(a)(iv) shall not be subject to a prepayment premium. Notwithstanding Section 3.5(a) above, if any mandatory prepayment occurs during the continuance of a Major Event of Default or results in or causes a Major Event of Default, then the provisions of Section 10.3 shall apply.

3.6           Home Office Payment.

The Borrower will pay all sums becoming due on such Loan for principal, premium, if any, and interest to the Agent by the method and at the address specified for such purpose in Annex A attached hereto, or by such other method or at such other address as the Lenders shall have from time to time specified to the Borrower in writing for such purpose, without the presentation or surrender of any Note or the making of any notation thereon, except that upon written request of the Borrower made concurrently with or reasonably promptly after payment or prepayment in full of any Loan, each Lender shall surrender the Note, if any, for cancellation, reasonably promptly after such request, to the Borrower at its principal executive office.

3.7           Taxes.

(a)           Any and all payments by the Loan Parties hereunder or under the Loans or other Transaction Documents that are made to or for the benefit of the Agent and the Lenders shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings and penalties, interests and all other liabilities with respect thereto (collectively, “Taxes”), excluding Taxes imposed on the Agent’s or the Lenders’ net income or capital and franchise taxes imposed on any of them by the jurisdiction under the Laws of which any of them is organized or any political subdivision thereof (all such nonexcluded Taxes being hereinafter referred to as “Covered Taxes”). If any of the Loan Parties shall be required by law to deduct any Covered Taxes from or in respect of any sum payable hereunder or under any Loan or Transaction Document to the Agent for the benefit of the Lenders, or to the Lenders, the sum payable shall be increased as may be necessary so that after making all required deductions of Covered Taxes (including deductions of Covered Taxes applicable to additional sums payable under this paragraph), each Lender receives an amount equal to the sum it would have received had no such deductions been made. The Loan Parties shall make such deductions and the Loan Parties shall pay the full amount so deducted to the relevant Governmental Authority in accordance with applicable Law. In addition, the Loan Parties agree to pay any present or future stamp, documentary, excise, privilege, intangible or similar levies that arise at any time or from time to time from any payment made under any and all Transaction Documents or from the execution or delivery by the Loan Parties or from the filing or recording or maintenance of, or otherwise with respect to the exercise by the Agent or the Lenders of their respective rights under any and all Transaction Documents (collectively, “Other Taxes”). Subject to Section 3.7(c) below, the Loan Parties will indemnify the Agent and the Lenders for the full amount of Covered Taxes imposed on or with respect to amounts payable hereunder and Other Taxes, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payment of this indemnification shall be made within thirty (30) days from the date the Agent or the Lenders provide the Borrower with a certificate certifying and setting forth in reasonable detail the calculation thereof as to the amount and type of such Taxes. The Borrower shall have the right to receive that portion of any refund of any Taxes and Other Taxes received by a Lender for which the Borrower has previously paid any additional amount or indemnified such Lender and which leaves the Lender, after the Borrower’s receipt thereof, in no better or worse financial position than if no such Taxes or Other Taxes had been imposed or additional amounts or indemnification paid to the Lender and, at the request of the Borrower, each Lender shall make a claim for any refund of any Taxes or Other Taxes. Any such certificates submitted by the Agent or the Lenders in good faith to the Borrower shall, absent manifest error, be final, conclusive and binding on all parties. The obligation of the Loan Parties under this Section 3.7 shall survive the payment of the Loans and the termination of this Agreement. Within thirty (30) days after the Loan Parties having received a receipt for payment of Covered Taxes and/or Other Taxes, the Loan Parties shall furnish to the Agent, the original or certified copy of a receipt evidencing payment thereof.

(b)           Each Lender that (i) is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia, and (ii)(A) is a party hereto on the Closing Date or (B) becomes an assignee of an interest under this Agreement under Section 6.1 after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall execute and deliver to the Borrower and the Agent one or more (as the Borrower or the Agent may reasonably request) Forms W-8ECI, W-8BEN, W-8IMY (as applicable) or other applicable form, certificate or document prescribed by the United States Internal Revenue Service certifying as to such Lender’s entitlement to exemption from withholding or deduction of Taxes. The Borrower shall not be required to pay additional amounts to any Lender pursuant to this Section 3.7 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph.

(c)           To the extent such lending office already acts as the designated lending office for such Lender with other borrowers, each Lender shall use commercially reasonable efforts to change its applicable lending office by designating a different lending office to avoid the imposition of any withholding tax subject to this Section 3.7. The Borrower shall not be required to indemnify any Lender or to pay any additional amounts to any Lender, in respect of withholding tax to the extent that (i) the obligation to withhold amounts with respect to such withholding tax existed on the date such Lender became a party to this Agreement or, with respect to payments to a new designated lending office, the date such Lender designated such new lending office with respect to the Loans, or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with the provisions of paragraph (b) above or (iii) such Lender is treated as a “conduit entity” within the meaning of U.S. Treasury Regulations Section 1.881-3 or any successor provision.

3.8           Break Fund Payments

In the event of the payment of any principal of any Loan other than on the date such payment was scheduled pursuant to Section 3.2 hereof or the due date for mandatory prepayments pursuant to Section 3.5 hereof (including payments as a result of an Event of Default), the Borrower shall compensate each Lender, upon demand (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Agent), for the net loss, cost and expense attributable to such event (including any net loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds of such Lender).

3.9           Priority of Payment.

All payments received pursuant to Sections 3.3, 3.4 or 3.5 shall be applied by the Agent in the following manner:

First, all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agent in connection with enforcing the rights of the Lenders under the Transaction Documents, including all court costs (whether at trial, appellate or administrative levels) of the Agent and its agents, representatives, and attorneys incurred in connection with the sale or with the retaking, holding, handling, preparing for sale (or other disposition) of the Collateral and all other fees and expenses incurred by the Agent for which it is entitled to payment or reimbursement pursuant to Section 11.4 hereof or pursuant to any other Transaction Document;

Second, all fees and expenses for which the Lenders are entitled to payment or reimbursement pursuant to the provisions of Section 3.8 and/or 11.4 hereof or pursuant to any other Transaction Document (including under any Interest Rate Protection Agreement and Currency Hedging Agreement owing to any Lender);

Third, any prepayment premium that would be applicable in connection with the Notes pro rata if such payment were a voluntary prepayment under Section 3.3;

Fourth, principal outstanding under the Revolving Facility and all accrued and unpaid interest due and owing to the Lenders pro rata;

Fifth, all principal outstanding under the Notes pro rata; and

Sixth, all other obligations owing to the Agent and the Lenders hereunder and under the other Transaction Documents.

3.10         Maximum Lawful Rate.

This Agreement, the Notes and the other Transaction Documents are hereby limited by this Section 3.10. In no event, whether by reason of acceleration of the maturity of the amounts due hereunder or otherwise, shall interest and fees contracted for, charged, received, paid or agreed to be paid to the Lenders exceed the maximum amount permissible under such applicable Law. If, from any circumstance whatsoever, interest and fees would otherwise be payable to the

Agent or the Lenders in excess of the maximum amount permissible under applicable Law, the interest and fees shall at any time be reduced to the maximum amount permitted under applicable Law. If from any circumstance, the Agent or the Lenders shall have received anything of value deemed interest by applicable Law in excess of the maximum lawful amount, an amount equal to any excess of interest shall be applied to the reduction of the principal amount of the Loans, in such manner as may be determined by the Agent, and not to the payment of fees or interest, or if such excessive interest exceeds the unpaid balance of the principal amount of the Loans, such excess shall be refunded to the Loan Parties.

3.11         Capital Adequacy/Increased Cost.

If, after the date hereof, either the introduction of or any change of the interpretation of any Law or the compliance by any Lender with any guideline or request from any Governmental Authority (whether or not having the force of law) has or would have the effect of reducing the rate of return on the capital or assets of any Lender, or increasing the costs of such Lender, in either case as a consequence of, as determined by the Agent or any Lender in its sole discretion, the existence of any Lender’s obligations under this Agreement or any other Transaction Documents, then, upon demand by such Lender, in reasonable detail setting forth the aggregate amount of such additional amounts and the basis therefor, the Borrower within five (5) Business Days of such demand shall pay to such Lender, from the time not earlier than 90 days prior to the date of such demand as specified by such Lender, additional amounts sufficient to compensate such Lender in light of such circumstances. The obligations of the Borrower under this Section 3.11 shall survive the payments of the Loans and the termination of this Agreement.

3.12         Certain Waivers.

Except as otherwise provided for in this Agreement, the Borrower unconditionally waives (a) any rights to presentment, demand, protest or (except as expressly required hereby) notice of any kind, and (b) any rights of rescission, setoff, counterclaim or defense to payment of the Loans in accordance with the terms of this Agreement that the Borrower may have or claim against any Lender, the Agent or any prior Lender or Agent, absent gross negligence or willful misconduct of such Lender, the Agent or such prior Lender or Agent.

3.13         Payments.

Notwithstanding anything to the contrary herein, in the event that the Borrower timely sent required payments hereunder to the appropriate bank account designated by Agent (in accordance with the terms hereof) using the appropriate wiring instructions designated by Agent (in accordance with the terms hereof) and through no fault of the Borrower such payments are not credited to such account within the time period set forth herein, no payment default shall have occurred so long as documentation reasonably acceptable to Agent of the above facts are promptly provided to Agent upon Agent’s request.

ARTICLE IV

CONDITIONS

4.1           Conditions Precedent to Make Loans.

The obligation of the Lenders to establish the Revolving Facility and to make Loans hereunder, is subject to the satisfaction, prior to or at the Closing, of the following conditions precedent:

(a)           Credit Agreement. The Agent shall have received on or prior to the Closing Date this Agreement, duly executed and delivered by Parent and the Borrower.

(b)           Representations and Warranties True. The representations and warranties contained in Article V hereof shall be true and correct in all material respects at and as of the Closing Date as though then made.

(c)           Material Adverse Change. There will have been no change in the business or financial condition of the Loan Parties since October 5, 2006 which has had a Material Adverse Effect.

(d)           Completion of the Acquisition. The Loan Parties shall have executed definitive documentation with regard to the Acquisition, including the Acquisition Agreement and the related documents contemplated therein, each in form and substance satisfactory to the Agent, and all conditions precedent to the consummation of the Acquisition shall have been satisfied and payment of the purchase price shall occur simultaneously with the making of the Loans hereunder.

(e)           Capitalization of the Borrower and the Subsidiaries. The Agent shall be satisfied with the equity capitalization of the Borrower and the Subsidiaries following the Acquisition and shall have received a summary pro forma capitalization table or other evidence detailing the equity ownership of the Borrower following the Acquisition and (i) Sponsor and its Affiliates (and employees, officers, directors, partners and members thereof) shall control and own at least sixty percent (60%) of the Capital Stock of the Parent immediately following the Acquisition and (ii) Parent shall control and directly or indirectly own at least one hundred percent (100%) of the Capital Stock of Borrower immediately following the Acquisition.

(f)            Security Agreements. The Loan Parties and the Agent, for the benefit of the Lenders, shall have entered into (i) (A) a pledge agreement, with the Agent granting a Lien and security interest on all outstanding Capital Stock of the Borrower and each of the direct or indirect Subsidiaries of the Borrower  (except that the Loan Parties shall not be required to pledge more than 65% of the outstanding voting Capital Stock of any Foreign Subsidiary) in form and substance as set forth in Exhibit B-1 attached hereto (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Pledge Agreement”) and (B) a security agreement, with the Agent granting a Lien and security interest on substantially all assets of Borrower and Parent, in form and substance as set forth in Exhibit B-2 attached hereto (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Security Agreement”); (ii) a collateral patent, trademark, copyright and license security agreement in form and substance as set forth in Exhibit C attached hereto (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “IP Security Agreement”); and (iii) a collateral assignment of all policies evidencing Life Insurance maintained by the Loan Parties, in form and substance satisfactory to the Agent.

(g)           Financing Statements. The Loan Parties shall have authorized the Agent, for the benefit of the Lenders, to prepare and file such financing statements and other instruments (collectively, “Financing Statements”) as the Agent shall require in order to perfect and maintain the continued perfection of the first priority security interest (subject to Permitted Liens) created by the Pledge Agreement, the Security Agreement, the IP Security Agreement and the other applicable Transaction Documents and the Loan Parties hereby authorize the Agent to prepare and file such Financing Statements.

(h)           Search Results; Lien Terminations. The Agent shall have received search reports of filings with appropriate government agencies, dated a date within 15 days of the Closing Date, showing that there are no Liens on the assets of the Loan Parties (in each case, under their present names or any previous names) other than Permitted Liens and other than those with respect to which the Loan Parties have delivered to the Agent executed UCC-3 termination statements or similar termination statements. The Loan Parties shall deliver such other UCC-3 or other termination statements as the Agent may reasonably request.

(i)            Guaranty. Parent and each Guarantor shall have executed and delivered to the Agent a guaranty in favor of the Agent and the Lenders in respect of the obligations under this Agreement, the Notes and the other Transaction Documents in form and substance as set forth in Exhibit D attached hereto (the “Guaranty”).

(j)            Deposit Account Control Agreements. The Loan Parties shall have delivered to the Agent such deposit account control agreements each in form and substance satisfactory to the Agent, as the Agent may request with respect to the Loan Parties’ cash management system.

(k)           Assignment of Representations. The Loan Parties shall have executed in favor of the Agent, for the benefit of the Lenders, an Assignment of Representations, Warranties, Covenants, Indemnities and Rights in form and substance as set forth in Exhibit F attached hereto in respect of the Loan Parties’ rights under the Acquisition Agreement, which assignment shall be expressly permitted by the Acquisition Agreement or shall have been consented to by the Seller under the Acquisition in writing.

(l)            Stock Certificates. The Agent shall have received all certificates, instruments and other documents representing all Capital Stock being pledged pursuant to such Pledge Agreement and stock powers for such certificates, instruments and other documents executed in blank.

(m)          Pledged Notes. The Agent shall have received all instruments representing Pledge Notes (as defined in the Pledge Agreement) being pledged pursuant to the Pledge Agreement duly endorsed in favor of the Agent or in blank.

(n)           Management Fee Subordination Agreement. Sponsor shall have entered into a management fee subordination agreement subordinating the payment of management fees by the Borrower to Sponsor pursuant to the Management Agreement, to payment of the obligations hereunder in form and substance as set forth in Exhibit E attached hereto (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof).

(o)           Employment Agreements. The Borrower shall have entered into employment agreement with each member of Key Management (collectively, the “Employment Agreements”), each on terms and conditions acceptable to the Agent, and such employment agreements shall be in full force and effect as of the Closing Date and shall not have been amended or modified. The Borrower shall have provided the Lenders with copies of the Employment Agreements, all agreements containing non-competition provisions, the form of employment agreements that the Loan Parties shall use with any and all of their respective directors, officers or employees, a schedule of the list of directors, officers and employees who have entered into an agreement that is substantially different from the form employment agreement, and a schedule listing the minimum, maximum and mean values of all salaries for the directors, officers and employees of the Loan Parties.

(p)           Termination of Existing Indebtedness. The Loan Parties shall have paid in full and otherwise satisfied all outstanding Indebtedness of the Loan Parties, including the Existing and the Indebtedness listed on the “Terminated Indebtedness Schedule” attached hereto as Schedule 4.1(q), pursuant to payoff letters executed and delivered by the lenders thereof to the Borrower, in form and substance satisfactory to the Agent, other than any Indebtedness permitted pursuant to Section 7.2(a) below.

(q)           Equity Investment. The Agent or its Affiliates shall have the right to make on the Closing Date an equity investment in Parent in an amount up to $8,000,000 on the same terms and conditions as the equity investment in Parent by the Sponsor.

(r)            Required Leverage. After giving effect to all of the Loans on the Closing Date, the ratio of Net Debt to Adjusted EBITDA of the Loan Parties shall not be greater than 4.4:1.00.

(s)           Closing Documents. The Loan Parties will have delivered or caused to be delivered to the Agent all of the following documents in form and substance satisfactory to the Agent:

(i)            one or more Notes (as requested by the Agent and the Lenders pursuant to Section 2.1 and Annex A hereof) in aggregate original principal amounts as set forth herein, duly completed and executed by the Borrower;

(ii)           certificates of good standing dated not more than thirty (30) days prior to the Closing Date for each of the Loan Parties issued by their respective jurisdictions of organization and each jurisdiction where they are qualified to operate as a foreign corporation, or its equivalent;

(iii)          a copy of the Charter Documents of each of the Loan Parties, certified by the appropriate governmental official of the jurisdiction of its organization as of a date not more than thirty (30) days prior to the Closing Date;

(iv)          a copy of the Organization Document of each of the Loan Parties, certified as of the Closing Date by the secretary, assistant secretary, manager or general partner, as applicable, of each respective Loan Party;

(v)           a certificate of the secretary, assistant secretary, manager or general partner of each of the Loan Parties, certifying as to the names and true signatures of the officers or other authorized person of the respective Loan Party authorized to sign this Agreement and the other Transaction Documents to be delivered by the respective Loan Party hereunder;

(vi)          copies of the resolutions duly adopted by each Loan Party’s board of directors, general partners, board of managers or other governing body, authorizing the execution, delivery and performance by the respective Loan Party of this Agreement, the Notes and each of the other Transaction Documents and other agreements, instruments and documents contemplated hereby and thereby (including the Acquisition Agreement, the and the ) to which the respective Loan Party is a party, and the consummation of all of the other Transactions, certified as of the Closing Date by the secretary, assistant secretary, manager or general partner of the respective Loan Party;

(vii)         a certificate dated as of the Closing Date from an Executive Officer, general partner or manager of the Borrower stating that the conditions specified in this Section 4.1 have been fully satisfied or waived by the Agent and that no Default or Event of Default shall have then occurred and be continuing;

(viii)        certificates of insurance evidencing the existence of all insurance required to be maintained by the Loan Parties pursuant to Section 7.1(c) and that the Agent has been named as a lender’s loss payee and an additional insured on all related insurance policies as required by Section 7.1(c), and the Agent shall be satisfied with the type and extent of such coverage;

(ix)           [Reserved];

(x)            (a) an opinion of DLA Piper US, LLP, counsel to the Loan Parties, regarding the Transactions and the Transaction Documents, and (b) a reliance letter addressed to the Agent and executed by Jenkens & Gilchrist or such other reliance language satisfactory to the Agent permitting the Agent and the Lenders to rely on such counsel’s opinion delivered pursuant to the Acquisition Agreement;

(xi)           copies of all consents described in the “Consents Schedule” attached hereto as Schedule 5.1(f) and all material leases to which any of the Loan Parties is a party;

(xii)          a summary sources and uses of the Acquisition, and the Transactions, including all fees and expenses to be paid related thereto;

(xiii)         an intellectual property security agreement from the Loan Parties; and

(xiv)        such other documents as set forth on the Closing Checklist attached hereto as Exhibit I.

(t)            The Agent’s and Lenders’ Fees and Expenses. On the Closing Date, the Borrower shall have paid the fees due and owing on the Closing Date pursuant to the Fee Letter and the reasonable fees and expenses of the Agent and Lenders, payable by the Borrower pursuant to Section 11.4 hereof (and the Borrower hereby authorizes the Agent to deduct from the initial loan proceeds made available to the Borrower, all such amounts).

(u)           Legal Investment. On the Closing Date, the making of the Loans and the establishment of the Revolving Facility shall not be prohibited by any applicable law, rule or regulation of any Governmental Authority (including Regulations T, U or X of the Board of Governors of the Federal Reserve System) as a result of the promulgation or enactment thereof or any changes therein, or change in the interpretation thereof by any Governmental Authority, subsequent to the date of this Agreement.

(v)           Background Investigations. The Agent shall be satisfied with the results of background investigations of Key Management, Dan Smith and Jeff Whitmire.

(w)          Proceedings. All proceedings taken or required to be taken in connection with the Transactions and the Acquisition to be consummated at or prior to the Closing and all documents incident thereto will be satisfactory in form and substance to the Agent and its special counsel.

4.2           Conditions Precedent to each Advance.

The obligation of the Lenders on any date (including the Closing Date) to make an Advance under the Revolving Facility is subject to the satisfaction, prior to such Advance or issuance, of the following conditions precedent:

(a)           Notice of Borrowing. The Agent shall have received a duly executed Notice of Borrowing with respect to each Advance in accordance with Section 2.5(a).

(b)           Compliance. (i) No Default or Event of Default shall have occurred and be continuing, (ii) as of the most recent Measurement Date for which financial statements have been required to be delivered pursuant to Section 7.1(e)(ii) and that occurs prior to the applicable Borrowing Date, the Borrower shall have been (and shall be on a pro forma basis, assuming the Indebtedness outstanding on the applicable Borrowing Date (after giving effect to the Advance on the Borrowing Date and the application of the proceeds of such Advance) was outstanding on such most recent Measurement Date) in compliance with each of the covenants set forth in Section 7.3, (iii) repayment of the Loans shall not have been accelerated in accordance with Section 8.2, (iv) the Borrower shall then be in compliance with all terms, covenants and conditions of each Transaction Document, and (v) the representations and warranties of the Borrower contained in Article V hereof shall be true and correct on and as of the Closing Date and shall be true and correct in all material respects on and as of any such date after the Closing Date with the same effect as though made on and as of the date of each Advance (except with respect to such representations and warranties that expressly relate only to a specific earlier date).

(c)           No Material Adverse Change. Since the date of the last audited financial statements of the Loan Parties delivered to the Agent there has been no Material Adverse Effect.

(d)           Additional Documents. The Agent shall have received prior to the date of each Advance all additional documents and certificates that the Agent shall have reasonably requested.

4.3           Waiver.

Any condition specified in this Article IV may be waived by the Required Lenders; provided that no such waiver of a condition set forth in Section 4.2 will be effective unless it is set forth in a writing executed by the Required Lenders.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1           Representations and Warranties.

As a material inducement to the Agent and the Lenders to enter into this Agreement and make the Loans contemplated hereunder, each of Parent and the Borrower hereby represents and warrants to the Agent and the Lenders as follows (each such representation and warranty being made after giving effect to the consummation of the Acquisition):

(a)           Organization and Power. Each of the Loan Parties is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Each of the Loan Parties has all requisite corporate or other organizational power and authority and all material licenses, permits, approvals and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and to carry out the Transactions, and is qualified to do business in the jurisdictions listed on the “Organizational Schedule” attached hereto as Schedule 5.1(a), which includes every jurisdiction where the failure to so qualify might reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties has its principal place of business as set forth on the “Organizational Schedule”. The copies of the Charter Documents and Organization Documents of the Loan Parties that have been furnished to the Agent reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

(b)           Principal Business. The Loan Parties are primarily engaged in the business of maintaining a website on the internet that allows consumers to search, compare and apply for credit cards (the “Business”).

(c)           Financial Statements and Financial Projections.

(i)            Financial Statements. The Borrower has delivered to the Agent copies of the Seller’s audited consolidated year-end financial statements for and as of the end of the two fiscal years ended December 31, 2004 and 2005 (the “Annual Statements”) and copies of their unaudited consolidated monthly financial statements for and as of the eight months ended August 31, 2006 (the “Interim Statements” and, collectively with the Annual Statements, the “Financial Statements”). The Financial Statements fairly represent in all material respects the consolidated financial condition of the Seller as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied subject to adjustments as described in the report of Ernst & Young, LLP, and further subject, in the case of the Interim Statements, to normal year-end adjustments and absence of footnote disclosure.

(ii)           Financial Projections. The Borrower has delivered to the Agent consolidated financial projections of the Loan Parties for the period ending December 31, 2006 through December 31, 2012 derived from various assumptions of the Borrower’s management (the “Financial Projections”). The Financial Projections represent a reasonable good faith estimate of possible results in light of the history of the Business and the Seller, present and foreseeable conditions and the intentions of the Borrower’s management, however, actual results will undoubtedly vary.

(iii)          Accuracy of Financial Statements. As of the Closing Date, the Loan Parties do not have any material liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Financial Statements or, in the case of Financial Statements that have notes, in the notes thereto, other than obligations or liabilities under the Transaction Documents and the Acquisition Agreement, and except as disclosed therein, as of the Closing Date there are no unrealized or anticipated losses from any commitments of the Loan Parties that may cause a Material Adverse Effect.

(d)           Capitalization and Related Matters. As of the Closing Date, the authorized Capital Stock of each Loan Party and the number and ownership of all outstanding Capital Stock of each Loan Party is as set forth on the Organizational Schedule. As of the Closing Date, none of the Loan Parties will be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Capital Stock, except as set forth herein, in the Stockholders Agreement and in the Charter Documents, respectively, as in effect on the date hereof. As of the Closing, all of the outstanding shares of each Loan Party’s Capital Stock will be validly issued, fully paid and nonassessable. Based on the representations and warranties given by the holders of Capital Stock of the Loan Parties on or prior to the date hereof, none of the Loan Parties has violated, in any material respect, any applicable federal or state securities Laws in connection with the offer, sale or issuance of any of its Capital Stock other than as described on the Organizational Schedule. Except for the Stockholders Agreement, as of the Closing Date, there are no agreements among Parent’s stockholders with respect to the voting or transfer of Parent’s Capital Stock.

(e)           Subsidiaries. Except as set forth on the Organizational Schedule, the sole Subsidiary of the Parent is the Borrower and the Borrower has no Subsidiaries.

(f)            Authorization; No Breach. The execution, delivery and performance of this Agreement and the other Transaction Documents to which each Loan Party is a party, and the consummation of the Transactions and the Acquisition have been duly authorized by each of the Loan Parties. Except as described in the “Consents Schedule” attached hereto as Schedule 5.1(f), the execution and delivery by each of the Loan Parties of the Transaction Documents to which it is a party and the consummation of the Transactions and the Acquisition do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) except as created pursuant to the Security Documents, result in the creation of any Lien upon any of the Loan Parties’ Capital Stock or assets pursuant to, (iv) give any third party the right to accelerate any obligation under, (v) result in a violation of, or (vi) except for filings in connection with the perfection of the Liens granted pursuant to the Security Documents, require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority pursuant to, the Charter Documents of any of the Loan Parties, or any Law to which any of the Loan Parties is subject, or any agreement, instrument, contract, order, judgment, writ, injunction or decree to which any of the Loan Parties is a party or to which they or their assets are subject, the breach or violation of which would be material to the performance or observance of the Loan Parties of their respective obligations under the Transaction Documents, the enforceability of the Transaction Documents or the Liens for the benefit of the Lenders in the Collateral.

(g)           Governmental Approvals. Except as specifically provided by the Transaction Documents and except for filings in connection with the perfection of the Liens granted pursuant to the Security Documents, no registration with or consent or approval of, or other action by, any Governmental Authority is or will be required in connection with the consummation of the Transactions, the Acquisition and the transactions contemplated by the Loan Parties, except for those registrations, consents, approvals or actions which if not made, obtained or taken would be immaterial to the Loan Parties, taken as a whole.

(h)           Enforceability. This Agreement constitutes, and each of the other Transaction Documents when duly executed and delivered by each of the Loan Parties who are parties thereto will constitute, legal, valid and binding obligations of each of the Loan Parties enforceable in accordance with their respective terms subject to applicable bankruptcy, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and subject to general equitable principles which may limit the right to obtain equitable remedies.

(i)            No Material Adverse Change. Since August 31, 2006, there has been no event or occurrence that would be reasonably likely to have a Material Adverse Effect.

(j)            Litigation. Except as described in the “Litigation Schedule” attached hereto as Schedule 5.1(j), as of the Closing Date there are no actions, suits or proceedings at law or in equity or by or before any arbitrator or any Governmental Authority of which any Loan Party has received written notice now pending or, to the knowledge of the Loan Parties, threatened against or filed by or affecting any of the Loan Parties or any of their directors or officers in their capacity as directors and officers or the Business, assets or rights of any of the Loan Parties.

(k)           Compliance with Laws. The Loan Parties are not in violation in any material respect of any applicable Law. The Loan Parties are not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any Governmental Authority applicable to any Loan Party. There is no investigation, enforcement action or regulatory action pending or, to the Loan Parties’ Knowledge, threatened against or directly affecting any of the Loan Parties by any Governmental Authority, except as set forth on the Litigation Schedule. Except as set forth in the Litigation Schedule, or as disclosed pursuant to the terms of Section 7.1(f), there is no remedial or other corrective action that any of the Loan Parties is required to take to remain in compliance in all material respects with any judgment, order, writ, injunction or decree of any Governmental Authority or to maintain any material permits, approvals or licenses granted by any Governmental Authority in full force and effect.

(l)            Environmental Protection. Except as specified in “Environmental Schedule” attached hereto as Schedule 5.1(l) and after giving effect to the Transactions, solely as of the Closing Date, to the Knowledge of the Loan Parties, and as of any date thereafter as required by Section 4.2, (i) the business of the Loan Parties, the methods and means employed by the Loan Parties in the operation thereof (including all operations and conditions at or in the properties of the Loan Parties), and the assets owned, leased, managed, used, controlled, held or operated by the Loan Parties, comply in all material respects with all applicable Environmental Laws; (ii) with respect to the Properties and Facilities, as of the Closing Date, and except as disclosed in the Environmental Schedule, the Loan Parties have obtained, possess, and are in material compliance with all permits, licenses, reviews, certifications, approvals, registrations, consents, and any other authorizations required under any Environmental Laws; (iii) as of the Closing Date, the Loan Parties have not received (x) any claim or notice of violation, lien, complaint, suit, order or other claim or notice to the effect that the Loan Parties are or may be liable to any Person as a result of (A) the environmental condition of any of their Properties and Facilities or any other property, or (B) the Release or threatened Release of any Pollutant, or (y) any letter or request for information under Section 104 of the CERCLA or comparable state Laws, and none of the operations of the Loan Parties is the subject of any investigation by a Governmental Authority evaluating whether any Removal, Remedial or Response action is needed by the Loan Parties to respond to a Release or threatened Release of any Pollutant at the Properties and Facilities or at any other location, including any location to which the Loan Parties have transported, or arranged for the transportation of, any Pollutants with respect to the Properties and Facilities; (iv) as of the Closing Date, except as disclosed in the Environmental Schedule, no Loan Party nor any prior owner or operator has incurred in the past, or is now subject to, any Environmental Liabilities; (v) as of the Closing Date, except as disclosed in the Environmental Schedule, there are no Liens, covenants, deed restrictions, notice or registration requirements, or other limitations applicable to the Properties and Facilities (other than Permitted Liens), based upon any Environmental Laws or other legal obligations; (vi) as of the Closing Date, there are no USTs located in, at, on, or under the Properties and Facilities other than the USTs identified in the Environmental Schedule as USTs, and each of those USTs is in full compliance with all Environmental Laws; and (vii) as of the Closing Date, except as disclosed in the Environmental Schedule, there are no PCBs, lead paint, asbestos (of any type or form), or materials, articles or products containing PCBs, lead paint or asbestos, located in, at, on, under, a part of, or otherwise related to the Properties and Facilities (including any building, structure, or other improvement that is a part of the Properties and Facilities), and all of the PCBs, lead paint, asbestos, and materials, articles and products containing PCBs, lead paint or asbestos identified in the Environmental Schedule are in compliance in all material respects with all Environmental Laws.

(m)          Legal Investments; Use of Proceeds. The Borrower will use the proceeds from loans made hereunder to consummate the Acquisition, to refinance certain Existing Indebtedness of the Loan Parties, and to finance the working capital expenses and general corporate requirements of the Loan Parties subsequent to the Acquisition. The Loan Parties are not engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” or “margin security” (within the meaning of Regulations T, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of the loans made hereunder will be used to purchase or carry any margin stock or margin security or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin security.

(n)           Taxes. Each of the Loan Parties has filed or caused to be filed all Federal, state, local and foreign tax returns that are required to be filed by it, and has paid or caused to be paid all material taxes shown to be due and payable on such returns or on any assessments received by it, including payroll taxes, except to the extent subject to a contest maintained in good faith by appropriate proceedings and with respect to which the Loan Parties have set on their books adequate reserves with respect thereto.

(o)           Labor and Employment. The Loan Parties are and each of their Plans are in compliance in all material respects with those provisions of ERISA, the Code, the Age Discrimination in Employment Act, and the regulations and published interpretations thereunder that are applicable to the Loan Parties or any such Plan. As of the Closing Date, no Reportable Event has occurred with respect to any Plan as to which any of the Loan Parties are or were required to file a report with the PBGC. As of the Closing Date, no Plan has any material amount of unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or any accumulated funding deficiency (within the meaning of Section 302(a)(2) of ERISA), whether or not waived, and neither the Loan Parties nor any member of the Controlled Group has incurred or expects to incur any material withdrawal liability under Subtitle E of Title IV of ERISA to a Multiemployer Plan. The Loan Parties are in compliance in all material respects with all labor and employment Laws of all applicable domestic and foreign jurisdictions. As of the Closing Date, to the Knowledge of the Loan Parties, there are no pending or threatened labor disputes, work stoppages or strikes. For all times after the Closing Date, there are no pending or, to the Knowledge of the Loan Parties, threatened labor disputes, work stoppages or strikes.

(p)           Investment Company Act. None of the Loan Parties is an “investment company” or “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended (other than any “control” of the Loan Parties attributable to ACAS).

(q)           Properties; Security Interests. The Loan Parties have good and marketable title to, or valid leasehold interests in, all of the material assets and properties necessary for the operation of the Business (collectively, the “Properties and Facilities”), subject to no Liens except for Permitted Liens. All of the Properties and Facilities are in good repair, working order and condition (ordinary wear and tear excepted) and all such assets and properties are owned or leased by the Loan Parties free and clear of all Liens except for Permitted Liens. The Properties and Facilities constitute all of the material assets, properties and rights of any type used in or necessary for the conduct of the Business. The Security Documents, taken as a whole, create and grant to the Agent a valid and perfected first priority security interest in all the Collateral thereunder, subject only to Permitted Liens. All real estate owned or leased by any of the Loan Parties as of the Closing Date is listed on the “Properties Schedule,” attached hereto as Schedule 5.1(q).

(r)            Intellectual Property; Licenses. Each of the Loan Parties owns or is licensed to use (i) all Proprietary Rights necessary to conduct the Business and (ii) all material Proprietary Rights used in conducting the Business, in each case, as heretofore conducted or as proposed to be conducted by it in connection with the NETFINITI Business. All Proprietary Rights registered in the name of any of the Loan Parties and applications therefor filed by any of the Loan Parties as of the Closing Date are accurately listed on the “Intellectual Property Schedule,” attached hereto as Schedule 5.1(r). The Intellectual Property Schedule identifies, as of the Closing Date, for each such Proprietary Right the relevant jurisdiction of application or registration, if any, the name, title or mark for the Proprietary Right at issue, and its current status. Solely as of the Closing Date, to the Loan Parties’ Knowledge, and for any date thereafter, as required by Section 4.2, no event has occurred that permits, or after notice or lapse of time or both would permit, the revocation or termination of any of the foregoing, which taken in isolation or when considered with all other such revocations or terminations could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, none of the Loan Parties has notice or knowledge of any facts or any occurrence that could reasonably be expected to preclude or impair the Loan Parties’ ability to retain or obtain its ownership of or right to use any Proprietary Right used in or necessary to conduct the Business as heretofore conducted or as proposed to be conducted by it in connection with the NETFINITI Business, or any authorization necessary for the operation of the Business.

(s)           Solvency. After giving effect to the Transactions, (i) the fair value of the assets of the Loan Parties, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of the Loan Parties will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) the Loan Parties will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (iv) the Loan Parties will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

(t)            Complete Disclosure. All factual information furnished by or on behalf of the Loan Parties to the Agent for purposes of or in connection with this Agreement or the Transactions (excluding third party reports) is, and all other such factual information hereafter furnished by or on behalf of the Loan Parties (excluding third party reports) will be, true and accurate in all material respects on the date as of which such information is furnished and not incomplete by omitting to state any fact necessary to make such information taken as a whole not materially misleading at such time in light of the circumstances under which such information was provided. To the Knowledge of the Loan Parties, with respect to third party reports, all factual information furnished by or on behalf of the Loan Parties to the Agent for purposes of or in connection with this Agreement or the Transactions is true and accurate in all material respects on the date as of which such information is furnished and not incomplete by omitting to state any fact necessary to make such information taken as a whole not materially misleading at such time in light of the circumstances under which such information was provided.

(u)           Broker’s or Finder’s Commissions. No broker’s or finder’s or placement fee or commission will be payable to any broker or agent engaged by any of the Loan Parties or any of its officers, directors or agents with respect to the transactions contemplated by this Agreement, including the Transactions, except for fees payable to ACFS, the Lenders and the Agent. The Loan Parties agree to indemnify the Agent and the Lenders and to hold them harmless in accordance with the terms of Section 11.13 from and against any claim, demand or liability for brokers’ or finders’ or placement fees or similar commissions, whether or not payable by the Loan Parties, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by the Agent or the Lenders without the knowledge of the Loan Parties.

(v)           Deposit Accounts. Except as is listed on the “Deposit Accounts Schedule,” attached hereto as Schedule 5.1(v), as of the Closing Date no Loan Party maintains any deposit account, including term deposit, certificate of deposit or money market account, with any Person.

(w)          Foreign Assets Control Regulations, Etc. None of the Loan Parties is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. None of the Loan Parties is in violation of (a) the Trading with the Enemy Act, as amended (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”). No Loan Party (i) is a blocked person described in section 1 of the Anti-Terrorism Executive Order No. 13224 or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

5.2           Absolute Reliance on the Representations and Warranties.

All representations and warranties contained in this Agreement and any financial statements, instruments, certificates, schedules or other documents delivered in connection herewith, shall survive the execution and delivery of this Agreement, regardless of any investigation made by the Agent or the Lenders or on the Agent’s or the Lenders’ behalf.

ARTICLE VI

ASSIGNMENTS; PARTICIPATIONS; LOST NOTES; REPLACEMENT OF LENDERS

6.1           Assignments.

(a)           Any Lender may at any time assign to one or more Eligible Assignee (any such Person, an “Assignee”) all or any portion of such Lender’s loans and commitments hereunder,

with the prior written consent of the Agent (which consent shall not be unreasonably withheld and shall not be required for an assignment by a Lender to a Lender or an Affiliate of a Lender or a Related Fund of a Lender or a Person described in clause (A)(v) of the definition of Eligible Assignee); provided, however, notwithstanding anything to the contrary herein, a Lender will provide at least ten (10) Business Days’ prior written notice of its intent to assign all or any portion of its Loans to Borrower and such notice shall contain a list of proposed assignees; provided, further, so long as no Significant Event of Default exists, the Borrower shall approve of or reject (which approval shall not be unreasonably withheld, conditioned or delayed and shall not be required for an assignment by a Lender to a Lender or an Affiliate of a Lender or a Related Fund of a Lender or a Person described in clause (A)(v) of the definition of Eligible Assignee) each such proposed assignee for such proposed assignment prior to the expiration of the ten (10) Business Day period beginning upon Borrower’s receipt of such notice of the proposed assignment and such assigning Lender shall only negotiate with the proposed assignees approved of by Borrower (in accordance with this Section) or with proposed assignees suggested by Borrower during such ten (10) Business Day period). Except as the Agent may otherwise agree, any such assignment (other than any assignment by a Lender to a Lender or an Affiliate or Related Fund of a Lender or a Person described in clause (A)(v) of the definition of Eligible Assignee) shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the entire commitment or the principal amount of the loan being assigned. The Borrower and the Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until the Agent shall have received and accepted an effective assignment agreement substantially in the form of Exhibit H attached hereto (an “Assignment Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500 to be paid by the Lender to whom such interest is assigned; provided that (x) no such fee shall be payable in connection with any assignment by a Lender to a Lender or an Affiliate or Related Fund of a Lender and (y) no Assignment Agreement shall be required in connection with assignments by ACAS or any of its Affiliates to ACAS or any of its Affiliates. No assignment may be made to any Person if at the time of such assignment the Borrower would be obligated to pay any greater amount under Section 3 to the Assignee than the Borrower is then obligated to pay to the assigning Lender under such Section (and if any assignment is made in violation of the foregoing, the Borrower will not be required to pay such greater amounts). Any attempted assignment not made in accordance with this Section 6.1 shall be treated as the sale of a participation hereunder. The Borrower shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless the Borrower has expressly objected to such assignment within three (3) Business Days after notice thereof.

(b)           From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to an Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the reasonable request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, the Borrower shall execute and deliver to the Agent for delivery to the Assignee (and, as applicable, the assigning Lender) Notes in the principal amount of the Assignee’s pro rata share of the

Revolving Facility Commitment and the principal amount of the Assignee’s pro rata share of each term loan (and, as applicable, Notes in the principal amount of the pro rata share of the Revolving Facility Commitment and each Term Loan retained by the assigning Lender) and the applicable assigning Lender shall deliver the Notes so assigned to the Borrower for cancellation within ten (10) Business Days after the consummation of such assignment.

(c)           The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount of the loans owing to, such Lender pursuant to the terms hereof. The entries in such register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by the Borrower at any reasonable time upon reasonable prior notice to the Agent. Any assignment or transfer of all or part of a Loan shall be registered on such register only upon delivery of a duly executed Assignment Agreement.

(d)           The parties to this Agreement acknowledge that the preceding provisions of this Section 6.1 concerning assignments of Loans relate only to absolute assignments. In addition to any other assignment permitted pursuant to this Section 6.1, any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and its Notes, if any, (A) to any Federal Reserve Bank or (B) to a trustee for the benefit of a Lender’s investors or to another representative of a financing party for the assigning Lender.

6.2           Participations.

Any Lender may at any time sell to one or more Persons participating interests in its Loans, commitments and other interests hereunder (any such Person, a “Participant”) with the prior written consent of the Agent (which consent shall not be unreasonably withheld and shall not be required for a participation by a Lender to a Lender or an Affiliate of a Lender or a Related Fund of a Lender or a Person described in clause (A)(v) of the definition of Eligible Assignee); provided, however, notwithstanding anything to the contrary herein, a Lender will provide at least ten (10) Business Days’ prior written notice of its intent to sell a participation to Borrower and such notice shall contain a list of proposed Participants; provided, further, so long as no Significant Event of Default exists, the Borrower shall approve or reject (which approval shall not be unreasonably withheld, conditioned or delayed and shall not be required for a participation by a Lender to a Lender or an Affiliate of a Lender or a Related Fund of a Lender or a Person described in clause (A)(v) of the definition of Eligible Assignee) each such proposed Participant for such proposed participation prior to the expiration of the ten (10) Business Day period beginning upon Borrower’s receipt of such notice of the proposed participation and such selling Lender shall only negotiate with the proposed Participants approved by Borrower (in accordance with this Section) or with proposed Participants suggested by Borrower during such ten (10) Business Day period); provided, further, that the conditions of Section 6.1(a) are satisfied. In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (iii) all amounts payable by the Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights with respect to its participating interest hereunder except with respect to any event described in Section 9.11 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. The Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with the Lenders. The Borrower also agrees that each Participant shall be entitled to the benefits, and subject to the obligations, of Section 3 as if it were a Lender (provided that no Participant shall receive any greater compensation pursuant to Section 3 than would have been paid to the participating Lender if no participation had been sold).

6.3           Replacement of Lost Notes.

Upon receipt of evidence reasonably satisfactory to the Borrower of the mutilation, destruction, loss or theft of any Note and the ownership thereof, the Borrower shall, upon the written request of the holder of such Note, execute and deliver in replacement thereof a new Note in the same form, in the same original principal amount and dated the same date as the Note so mutilated, destroyed, lost or stolen; and such Note so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder. If the Note being replaced has been mutilated, it shall be surrendered to the Borrower; and if such replaced Note has been destroyed, lost or stolen, such holder shall furnish the Borrower with an indemnity in writing to save it harmless in respect of such replaced Note.

6.4           Replacement of Lenders.

If (i) the Borrower becomes obligated to pay additional amounts to any Lender or Participant pursuant to Section 3.7 or 3.11 or (ii) any Lender does not consent to any matter requiring its consent under Section 9.11 when the Required Lenders have otherwise consented to such matter or (iii) any Lender with a Revolving Facility Commitment defaults in its obligation to make Advances under Section 2.3, then the Borrower may within one hundred twenty (120) days thereafter either prepay any Loans then held by such Lender (or by a Lender for such Participant), or designate another Person which is acceptable to the Agent in its reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder and such Lender or Participant agrees to sell such Loans and rights hereunder to such Replacement Lender, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations and commitments of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender or Participant shall no longer be a party hereto or have any rights hereunder or with respect hereto (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to the

Borrower hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

ARTICLE VII

COVENANTS

7.1           Affirmative Covenants.

Each of Parent and the Borrower covenants that, so long as all or any of the principal amount of the Loans made hereunder or any interest or other amount thereon shall remain outstanding (other than indemnity obligations which are not yet due and payable), or the Revolving Facility Term shall not have expired, each of Parent and the Borrower shall and shall cause each of the other Loan Parties to:

(a)           Existence. Except as otherwise expressly permitted herein, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

(b)           Businesses and Properties; Compliance with Laws. (i) Do or cause to be done all things that are commercially and reasonably necessary to preserve, renew and keep in full force and effect the rights, licenses, registrations, permits, certifications, approvals, consents, franchises, patents, copyrights, trade secrets, trademarks and trade names, and any other trade names that are material to the conduct of their businesses; (ii) comply in all material respects with all Laws applicable to the operation of such business, including all Environmental Laws, whether now in effect or hereafter enacted and with all other applicable Laws, (iii) take all action that is commercially and reasonably required to obtain, preserve, renew and extend all Proprietary Rights that are material to the operation of such business, (iv) take all action that is commercially and reasonably necessary to maintain, preserve and protect all property material to the conduct of such business, and (v) except for obsolete or worn out equipment, keep their material property in good repair, working order and condition (ordinary wear and tear excepted) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times as contemplated by the Loan Parties in their reasonable discretion.

(c)           Insurance. Maintain insurance required by the Transaction Documents, including:  (i) within ninety (90) days following the Closing Date, the Life Insurance; (ii) coverage on their insurable properties (including all inventory, equipment and real property) against the perils of fire, theft and burglary; (iii) public liability; (iv) workers’ compensation; and (v) such other risks as are customary with companies similarly situated and in the same or similar business as that of the Loan Parties under policies issued by financially sound and reputable insurers in such amounts as are customary with companies similarly situated and in the same or similar business. Each of the Loan Parties shall pay all insurance premiums payable by it and shall deliver the policy or policies of such insurance (or certificates of insurance with copies of such policies) to the Agent. All insurance policies of the Loan Parties shall contain endorsements, in form and substance reasonably satisfactory to the Agent, providing that the insurance shall not be cancelable except upon thirty (30) days’ prior written notice to the Agent. The Agent, on behalf of the Lenders, shall be shown as a loss payee, an additional named insured party or an assignee, as applicable, under all such insurance policies for casualty or general liability in a form and manner reasonably satisfactory to the Agent.

(d)           Obligations and Taxes. Pay and discharge promptly when due all material taxes, assessments and governmental charges or levies imposed upon them or upon their income or profits or in respect of their properties before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, would reasonably be expected to give rise to Liens upon a material portion of such properties (other than Permitted Liens); provided that the Loan Parties shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Loan Parties shall have set aside on their books adequate reserves with respect thereto.

(e)           Financial Statements; Reports. Furnish to the Agent:

(i)            Annual Statements. Within one hundred twenty (120) days after the end of each fiscal year, balance sheets, and statements of operations, owners’ equity and cash flows of the Loan Parties showing the financial condition and operations of the Loan Parties (on a consolidated basis) as of the close of such year and the results of operations during such year, all of the foregoing consolidated financial statements to be audited (which audit report shall not contain any material qualification, exception or scope limitation not acceptable to the Agent) by Ernst & Young LLP or another firm of independent certified public accountants of recognized national standing reasonably acceptable to the Agent and accompanied by an opinion of such accountants without material exceptions or qualifications.

(ii)           Monthly Statements. Within thirty (30) days after the end of each calendar month, financial statements (including balance sheets and statements of cash flow and operations) showing the financial condition and results of operations of the Loan Parties (on a consolidated basis) as of the end of each such month and for the then elapsed portion of the current fiscal year, together with comparisons to the corresponding periods in the preceding year and the budget for such periods, including reasonable estimates of prior year period accompanied by a certificate of an officer that such financial statements have been prepared in accordance with GAAP, consistently applied.

(iii)          Format; Management Report; Certificate of Compliance:  Each balance sheet, statement of operations and cash flow statement furnished to the Agent pursuant to subsections (i) and (ii) of this Section 7.1(e) will be furnished by an electronic means in Excel spreadsheet format containing such line items and other formatting requirements readily available to the Loan Parties as may be reasonably specified by the Agent. Each financial statement furnished to the Agent pursuant to subsections (i) and (ii) (to the extent provided as of the end of each calendar quarter) of this Section 7.1(e) shall be accompanied by (A) a written narrative report by the management of the Loan Parties explaining material developments and trends in the Business and such financial statements, (B) a written certificate signed by the Loan Parties’ chief financial officer to the effect that no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Loan Parties to remedy the same, and (C) a compliance certificate in the form of Exhibit G attached hereto showing the Loan Parties’ compliance with each of the covenants set forth in Section 7.3.

(iv)          Accountant Reports. Promptly upon the receipt thereof, copies of all reports, if any, submitted to the Loan Parties by independent certified public accountants in connection with each annual, interim or special audit or review of the financial statements of the Loan Parties made by such accountants, including any comment letter submitted by such accountants to management in connection with any annual review.

(v)           Projections. As soon as available, but in no event later than thirty (30) days after the end of each fiscal year, a projection of the Loan Parties’ balance sheet, and operations, owners’ equity and cash flow statements, respectively, for such fiscal year and comparable actual and budgeted figures for the prior fiscal year; and within thirty (30) days after any material update or amendment of any such plan or forecast, a copy of such update or amendment, including a description of and reasons for such update or amendment.

(vi)          Additional Information. After the Closing Date, promptly, from time to time, such other information regarding the compliance by the Loan Parties with the terms of this Agreement and the other Transaction Documents or the affairs, operations or financial condition of the Loan Parties as the Agent or the Required Lenders may reasonably request and that is reasonably capable of being obtained, produced or generated by the Loan Parties or of which the Loan Parties have knowledge.

(f)            Litigation and Other Notices. Give the Agent prompt written notice of the following:

(i)            Orders; Injunctions. The issuance by any Governmental Authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the making of any Loan hereunder or the initiation of any litigation or similar proceeding seeking any such injunction, order or other restraint with respect to any Loan Party.

(ii)           Litigation. The notice, filing or commencement of any action, suit or proceeding against any of the Loan Parties whether at law or in equity or by or before any court or any Governmental Authority and that, if adversely determined against any of the Loan Parties, could result in injunctive relief or could result in uninsured liability in excess of $250,000 in the aggregate (in either case, together with copies of the material pleadings pertaining thereto upon written request of Agent).

(iii)          Environmental Matters. (A) Any Release or threatened Release of any Pollutant required to be reported to any Governmental Authority under any applicable Environmental Laws, (B) any Removal, Remedial or Response action taken by any of the Loan Parties or any other Person outside the ordinary course of business in response to any Pollutant in, at, on or under, a part of or about any of the Loan Parties’ properties or any other property, (C) any violation by any of the Loan Parties of any Environmental Law, in each case, that could or would reasonably be expected to result in a Material Adverse Effect, or (D) any notice, claim or other information that any of the Loan Parties could reasonably be expected to be subject to an Environmental Liability in excess of $250,000.

(iv)          Default. Any Default or Event of Default, specifying the nature and extent thereof and the action (if any) that is proposed to be taken with respect thereto.

(v)           Material Adverse Effect. Using commercially reasonable efforts, any development in the business or affairs of any of the Loan Parties that are Known to the Loan Parties that could have or would reasonably be expected to have a Material Adverse Effect.

(vi)          Card Issuer Agreements. Written notice of cancellation, termination, or any default or event of default under any Card Issuer Agreement if the aggregate of all Card Issuer Agreements that have been cancelled, terminated or have a default or event of default represent revenues for the last twelve months greater than $5,000,000.

(vii)         Internet Domain Name. Written notice of any material infringement of Borrower’s internet domain name and any default under any agreement with any service provider with respect to its domain name.

(g)           ERISA. Comply in all material respects with the applicable provisions of ERISA and the provisions of the Code relating thereto and furnish to the Agent (i) as soon as possible, and in any event within thirty (30) days after the Loan Parties know or have reason to know thereof, notice of (w) the establishment by the Loan Parties of any Plan, (x) the commencement by the Loan Parties of contributions to a Multiemployer Plan, (y) any failure by the Loan Parties or any of their ERISA Affiliates to make contributions in an amount in excess of $100,000 in any fiscal year required by Section 302 of ERISA (whether or not such requirement is waived pursuant to Section 303 of ERISA), or (z) the occurrence of any Reportable Event with respect to any Plan or Multiemployer Plan for which the reporting requirement is not waived, the occurrence of which could reasonably be expected to have a Material Adverse Effect or that could impose a Lien on the assets of the Loan Parties, taken as a whole, with a book value of at least $250,000 in compliance with ERISA, together with a statement of an officer setting forth details as to such Reportable Event and the action that the Loan Parties propose to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if any such notice was provided by the Loan Parties, and (ii) promptly after receipt thereof, a copy of any notice the Loan Parties may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Multiemployer Plan, or to appoint a trustee to administer any Plan or Multiemployer Plan, and (iii) promptly after receipt thereof, a copy of any notice of withdrawal liability from any Multiemployer Plan.

(h)           Maintaining Records; Access to Premises and Inspections. Maintain financial records in accordance with generally accepted practices and upon reasonable notice, during normal business hours as the Agent may reasonably request (and at any time after the occurrence and during the continuation of an Event of Default), (i) permit an authorized representative designated by the Agent upon reasonable notice to visit and inspect the properties and financial records of the Loan Parties and to make extracts from such financial records, at the Loan Parties’ reasonable expense (provided that the Loan Parties shall not be obligated to pay such expenses with respect to more than one such visit and inspection per year only for so long as no Event of Default has occurred and is continuing), and (ii) permit an authorized representative designated by the Agent to discuss the affairs, finances and conditions of the Loan Parties with the Loan Parties’ chief financial officer and such other officers as the Loan Parties shall deem appropriate, and the Loan Parties’ independent public accountants pursuant to meetings coordinated by and attended by an officer of the Borrower.

(i)            Patriot Act Compliance. Provide to the Agent and the Lenders such information and take such actions as are reasonably requested by the Agent or any Lender in order to assist the Agent and the Lenders with compliance with the Patriot Act.

(j)            Further Assurances. Use commercially reasonable efforts to take such actions as are necessary or as the Agent or the Required Lenders may reasonably request from time to time (including the execution and delivery of joinders and/or guaranties to this Agreement and any other applicable Transaction Documents, termination statements, deposit account control agreements and other documents, the filing or recording of any of the foregoing, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession) to ensure that the obligations of the Loan Parties hereunder and under the other Transaction Documents are secured by substantially all of the assets, equity securities and personal property of the Loan Parties pursuant to the terms of the Security Documents (whether now existing or promptly upon the acquisition or creation thereof after the date hereof).

(k)           Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Closing Date, the Borrower shall, within ten (10) Business Days after such Subsidiary is formed or acquired, (i) notify the Agent thereof, (ii) cause such Subsidiary (other than any Foreign Subsidiary) to execute and become a party to a Guaranty of the obligations hereunder, the Pledge Agreement, the Security Agreement and such other Security Document in favor of Agent as Agent may reasonably request and (iii) pledge one hundred percent (100%) of the Capital Stock of such Subsidiary owned by any Loan Party (except that the Loan Parties shall not be required to pledge more than 65% of the outstanding voting Capital Stock of any Foreign Subsidiary) to the Agent pursuant to the Pledge Agreement.

(l)            Board of Directors. The Board of Directors of each of the Loan Parties shall meet at least once each calendar quarter.

(m)          Post-Closing Matters. Comply with the terms and conditions set forth on Schedule 7.1(m), in each case, in form and substance acceptable to Agent.

7.2           Negative Covenants.

Each of Parent and the Borrower covenant that, so long as all or any part of the principal amount of the Loans made hereunder or any interest or other amount thereon shall remain outstanding (other than indemnity obligations which are not yet due and payable), or the Revolving Facility Term shall not have expired, neither Parent nor the Borrower shall, nor shall they permit any other Loan Party to:

(a)           Indebtedness. Create, incur, assume, guarantee or be or remain liable for, contingently or otherwise, or suffer to exist any Indebtedness, except:

(i)            Indebtedness under this Agreement;

(ii)           the existing Indebtedness of the Loan Parties listed on the “Permitted Indebtedness Schedule,” attached hereto as Schedule 7.2(a) and any extensions, renewals, replacements and refinancings thereof that do not increase the principal amount thereof;

(iii)          Indebtedness incurred in the ordinary course of business with respect to customer deposits, trade payables and other unsecured current liabilities not the result of borrowing and not evidenced by any note or other evidence of indebtedness;

(iv)          purchase money Indebtedness incurred with respect to equipment and Indebtedness under Capitalized Leases and extensions, renewals, replacements and refinancings thereof so long as the aggregate amount of all such Indebtedness at any time outstanding shall not exceed $1,000,000 and any Liens securing such Indebtedness are permitted by Section 7.2(b); and

(v)           obligations under any Interest Rate Protection Agreement or any Currency Hedging Agreement, provided that in either case, the agreement is entered into for the sole purpose of protecting any Loan Party against fluctuations in interest rates or currency exchange rates; and

(vi)          Indebtedness of one Loan Party to another Loan Party, provided, that

(A)          the applicable Loan Parties shall have executed a demand note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing at any time by any Loan Party to another Loan Party, which Intercompany Notes shall be in form and substance reasonably satisfactory to the Agent and shall be pledged and delivered to the Agent pursuant to the Security Documents as additional collateral security for the Secured Obligations,

(B)           the Borrower shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to the Agent,

(C)           the obligations of the Borrower under any such Intercompany Notes shall be subordinated to the Obligations of the Borrower hereunder in a manner reasonably satisfactory to the Agent,

(D)          at the time any such intercompany loan or advance is made by the Borrower and after giving effect thereto, the Borrower shall be Solvent, and

(E)           no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan;

(vii)         additional unsecured Indebtedness that is not described in clauses (a) through (h) of the definition of Indebtedness, in an amount not to exceed $200,000 in the aggregate at any time;

(viii)        additional unsecured Indebtedness in an amount not to exceed $2,000,000 incurred by the Loan Parties composed of repayment obligations to the Sponsor solely with respect to a guaranty to secure a corporate credit card for the Loan Parties’ use in the conduct of the Business, provided that the reward and/or any bonus points issued by the credit card issuer with respect to such corporate credit card shall be retained by the Loan Parties; and

(ix)           additional unsecured Indebtedness not to exceed $1,000,000 in the aggregate at any time outstanding.

(b)           Negative Pledge; Liens. Create, incur, assume or suffer to exist any Lien of any kind on any of their properties or assets of any kind, except the following (collectively, “Permitted Liens”):

(i)            Liens for or priority claims imposed by law that are incidental to the conduct of business or the ownership of properties and assets (including mechanic’s, warehousemen’s, carriers’, attorneys’ and statutory landlords’ liens) and deposits, pledges or Liens to secure statutory obligations, surety or appeal bonds or other liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money; provided that in each case, the obligation secured is not overdue, or, if overdue, is being contested in good faith and adequate reserves have been set up by the Loan Parties as the case may be; and provided, further, that the lien and security interest provided in the Security Documents or any portion thereof created or intended to be created thereby is not, in the opinion of the Agent (utilizing its commercially reasonable discretion in good faith), unreasonably jeopardized thereby;

(ii)           Liens securing the payments of taxes, assessments and governmental charges or levies incurred in the ordinary course of business that either (y) are not delinquent, or (z) are being contested in good faith by appropriate legal or administrative proceedings and as to which adequate reserves have been set aside on their books, and so long as during the period of any such contest, the Loan Parties shall suffer no loss of any privilege of doing business or any other right, power or privilege necessary or material to the operation of the Business;

(iii)          Liens listed on the Permitted Lien Schedule attached hereto as Schedule 7.2(b);

(iv)          subject to the limitations set forth in Section 7.2(a), Liens arising in connection with purchase money Indebtedness and Capitalized Leases (and attaching only to the property being acquired or leased), provided that any such Lien attaches to such property within sixty (60) days of the acquisition thereof and attaches solely to the property so acquired;

(v)           extensions, renewals, replacements or refinancings of Liens referred to in clauses (i) through (iv) of this Section 7.2(b); provided that any such extension, renewal, replacement or refinanced Lien shall be limited to the property or assets covered by the Lien extended, renewed, replaced or refinanced and that the obligations secured by any such extension, renewal, replacement or refinancing Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed, replaced or refinanced;

(vi)          easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Loan Parties;

(vii)         customary rights of set-off in favor of banks;

(viii)        any interest or title of a licensor, sublicensor, lessor, or sublessor in the property covered by any license or lease agreement of any Loan Party not otherwise prohibited hereunder;

(ix)           attachments and judgment Liens not otherwise constituting an Event of Default;

(x)            Liens on property in existence at the time of any Permitted Acquisition, so long as it is a Permitted Lien and is not created in connection with a Permitted Acquisition; or

(xi)           Liens granted or created under the Transaction Documents.

(c)           Contingent Liabilities. Become liable for any Guaranty, except for the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and Guarantees constituting Indebtedness permitted by Section 7.2(a).

(d)           Leases. Become liable under any leases if as a result thereof the aggregate amount of annualized payments on leases during any Fiscal Year will exceed $500,000.

(e)           Mergers, etc. (i) Merge into or consolidate or combine with any other Person, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all or any part of the property or assets of any Person other than Permitted Acquisitions and purchases or other acquisitions of inventory, materials, leases, property and equipment in the ordinary course of business, or (ii) Dispose of any of its assets, except for Dispositions of used or surplus equipment, Dispositions of investments expressly permitted by Section 7.2(h), Dispositions expressly permitted by the Security Documents, Dispositions among domestic Loan Parties (solely to the extent assets are transferred from one domestic Loan Party to another domestic Loan Party or one foreign Loan Party to another foreign Loan Party), and Dispositions from any loss, damage or destruction provided that the Net Cash Proceeds thereof are applied in accordance with Section 3.5(a)(i); provided that with prior written notice to the Agent, wholly-owned Subsidiaries of Borrower may merge with each other or into Borrower (as long as in any merger involving Borrower, Borrower is the surviving entity of such merger); provided, further, the Loan Parties will not Dispose of assets at any time with an aggregate book value in excess of $100,000 from domestic Loan Party or Parties to foreign Loan Party or Parties.

(f)            Affiliate Transactions. Make any loan or advance to any director, officer or employee of the Loan Parties or any Affiliate thereof, or enter into or be a party to any transaction or arrangement with any director, officer or employee of the Loan Parties or any Affiliate of the Loan Parties, including the purchase from, sale to or exchange of property with, any merger or consolidation with or into, or the rendering of any service by or for, any director, officer or employee of the Loan Parties or any Affiliate, except (i) pursuant to the reasonable requirements of the Loan Parties’ business and upon fair and reasonable terms no less favorable to the Loan Parties than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate, (ii) compensation and employment arrangements in the ordinary course of business consistent with past practices or (iii) for any transaction expressly permitted by this Agreement, including, without limitation, Section 7.2(a)(viii).

(g)           Dividends, Distributions, and Equity Purchases. Directly or indirectly, declare or pay any dividends or make any distribution of any kind on their outstanding Capital Stock (other than in shares of Capital Stock) or make any other payment of any kind to any of their equityholders (including any payment of any management fees or any redemption, purchase or acquisition of, whether in cash or in property, securities or a combination thereof, any Capital Stock), or set aside any sum for any such purpose other than for such dividends, distributions or payments paid solely to the Borrower or a wholly-owned Subsidiary of the Borrower. Notwithstanding the foregoing, the Loan Parties shall be permitted to make the following dividends, distributions and payments so long as both (i) no Default or Event of Default shall have occurred and be continuing or will result from any such dividend, distribution or payment, and (ii) as of the most recent Measurement Date for which financial statements have been required to be delivered pursuant to Section 7.1(e)(ii) and that occurs prior to the applicable date of any such dividend, distribution or payment, the Loan Parties shall have been (and shall be on a pro forma basis, assuming the applicable dividend, distribution or payment, advance or transaction was outstanding or had occurred on such most recent Measurement Date) in compliance with each of the covenants set forth in Section 7.3:

(A)          redemptions of Capital Stock (or payments with respect to phantom stock units) owned by an officer of any Loan Party, upon the termination of employment of such Person, provided that the aggregate amount of all such payments may not exceed $500,000 in any Fiscal Year or $2,000,000 during the term of this Agreement; and

(B)           payments to BPO Newco II, Inc. pursuant to the terms of the Management Agreement (as in effect on the Closing Date) (the “Management Fees”) in an aggregate amount not to exceed $400,000 per Fiscal Year so long as the subordination agreement as set forth on Exhibit E attached hereto between the Agent and Sponsor remains in full force and effect.

In addition, notwithstanding the foregoing, the Borrower shall be permitted to pay cash dividends and distributions on the Capital Stock of the Borrower to Parent paid and declared in any Fiscal Year solely for the purpose of funding (I) redemptions permitted under clause (A) above; (II) ordinary operating expenses of Parent; or (III) payments by Parent in respect of foreign, federal, state or local taxes owing by Parent or its equityholders in respect of the Borrower and its Subsidiaries, and Parent shall be permitted to pay such amounts as cash dividends and distributions on the Capital Stock of Parent to its equityholders in respect of such taxes.

(h)           Advances, Investments and Loans. Purchase, or hold beneficially any stock, other securities or evidences of Indebtedness of, or make or permit to exist any loan, Guaranty or advance to, or make any investment or acquire any interest whatsoever in, any other Person (including the formation or acquisition of any Subsidiaries), except:

(i)            securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than six (6) months from the date of acquisition;

(ii)           United States dollar-denominated time deposits, certificates of deposit and bankers acceptances of any bank or any bank whose short-term debt rating from Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. (“S&P”), is at least A-1 or the equivalent or from Moody’s Investors Service, Inc. (“Moody’s”) is at least P-1 or the equivalent with maturities of not more than six (6) months from the date of acquisition;

(iii)          commercial paper with a rating of at least A-1 or the equivalent by S&P or at least P-1 or the equivalent by Moody’s maturing within six (6) months after the date of acquisition;

(iv)          marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within six (6) months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(v)           Investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above;

(vi)          Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(vii)         receivables owing to the Loan Parties created or acquired in the ordinary course of business and payable on customary trade terms of the Loan Parties;

(viii)        deposits made in the ordinary course of business consistent with past practices to secure the performance of leases or in connection with bidding on government contracts;

(ix)           advances to employees in the ordinary course of business for business expenses; provided that the aggregate amount of such advances at any time outstanding shall not exceed $50,000;

(x)            Capital Stock issued by other Loan Parties in existence on the Closing Date or otherwise permitted hereunder;

(xi)           Permitted Acquisitions;

(xii)          Guarantees permitted by Section 7.2(c);

(xiii)         Interest Rate Protection Agreements and Currency Hedging Agreements permitted by Section 7.2(a)(vi);

(xiv)        Investments by Parent in the Borrower;

(xv)         Investments in another Loan Party (other than Parent), including any Subsidiary that becomes a Loan Party in compliance with Section 7.1(k);

(xvi)        Investments in Foreign Subsidiaries; provided that the aggregate amount of such Investments in any fiscal year shall not exceed $100,000;

(xvii)       Investments listed on the Permitted Investments Schedule attached hereto as Schedule 7.2(h);

(xviii)      Investments constituting intercompany Indebtedness permitted by Section 7.2(a);

(xix)         Investments constituting loans to employees, officers and directors of any Loan Party to purchase Capital Stock of Parent in an aggregate amount not to exceed $250,000 at any time; and

(xx)          other Investments in an aggregate amount not to exceed $250,000 at any time.

(i)            Use of Proceeds. Use any proceeds from any loan made hereunder, directly or indirectly, for the purposes of purchasing or carrying any “margin securities” within the meaning of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve Board

or for the purpose of arranging for the extension of credit secured, directly or indirectly, in whole or in part by collateral that includes any “margin securities.”

(j)            Amendment of Charter Documents. Amend, terminate, modify or waive or agree to the amendment, modification or waiver of any material term or provision of their respective Charter Documents or Organization Documents, in each case in a manner materially adverse to the Agent or the Lenders.

(k)           Subsidiaries. Establish or acquire any Subsidiary other than those in existence on the date hereof and those established or acquired in compliance with Section 7.1(k).

(l)            Business. Engage, directly or indirectly, in any business other than the Business and any business incidental or reasonably related thereto.

(m)          Fiscal Year; Accounting. Change its Fiscal Year or method of accounting (other than immaterial changes in methods), except as required by GAAP.

(n)           Establishment of New or Changed Business Locations. Relocate its principal executive offices or other facilities or establish new business locations or store any assets with a fair market value in excess of $100,000 in the aggregate at a location not identified to the Agent on or before the date hereof, without providing not less than ten (10) Business Days advance written notice to the Agent.

(o)           Changed Jurisdiction or Names. Change its corporate name, jurisdiction of organization or organization number without providing not less than ten (10) Business Days advance written notice to the Agent.

(p)           Deposit Accounts. Establish or maintain any deposit accounts (i) other than those listed on the Deposit Accounts Schedule without providing not less than ten (10) Business Days advance notice to the Agent and (ii) that are not covered by a deposit account control agreement satisfactory to Agent in its reasonable discretion.

7.3           Financial Covenants.

Each of Parent and the Borrower covenant that, so long as all or any part of the principal amount of the Loans or any interest or other amount thereon shall remain outstanding (other than indemnity obligations which are not yet due and payable), or the Revolving Facility Term shall not have expired:

(a)           The Loan Parties shall maintain, on a consolidated basis, at the end of each fiscal quarter (each such date being a “Measurement Date”), beginning December 31, 2006:

(i)                                     Minimum Fixed Charge Coverage Ratio. A minimum Fixed Charge Coverage Ratio for the Measurement Period ending on the last day of each fiscal quarter as set forth below:

For the Quarter Ended on the Measurement Date

Ratio

December 31, 2006

1.50 to 1.0

March 31, 2007, and each fiscal quarter thereafter

1.50 to 1.0

(ii)           Maximum Net Debt to Adjusted EBITDA Ratio. A maximum Net Debt to EBITDA Ratio as of the Measurement Date as follows:

For the Four Month Period Ended on the Measurement Date	Ratio

December 31, 2006	4.75 to 1.0
March 31, 2007	4.5 to 1.0
June 30, 2007	4.25 to 1.0
September 30, 2007	4.00 to 1.0
December 31, 2007	3.75 to 1.0
March 31, 2008	3.50 to 1.0
June 30, 2008	3.25 to 1.0
September 30, 2008	3.00 to 1.0
December 31, 2008	2.50 to 1.0
March 31, 2009	2.25 to 1.0
June 30, 2009	2.00 to 1.0
September 30, 2009	1.75 to 1.0
December 31, 2009	1.50 to 1.0
March 31, 2010	1.25 to 1.0
June 30, 2010	1.00 to 1.0
September 30, 2010	0.75 to 1.0
December 31, 2010 and each fiscal quarter thereafter	0.50 to 1.0

(iii)          Minimum EBITDA. A minimum EBITDA for the Measurement Period as of the Measurement Date as follows:

For the Four Month Period Ended on the Measurement Date	EBITDA

December 31, 2006	$16,000,000
March 31, 2007	$16,000,000
June 30, 2007	$16,500,000
September 30, 2007	$16,500,000
December 31, 2007	$17,000,000
March 31, 2008	$17,500,000
June 30, 2008	$18,000,000
September 30, 2008	$18,500,000
December 31, 2008	$19,000,000
March 31, 2009	$19,000,000
June 30, 2009	$19,500,000
September 30, 2009	$19,500,000

For the Four Month Period Ended on the Measurement Date	EBITDA

December 31, 2009	$20,000,000
March 31, 2010	$20,000,000
June 30, 2010	$21,000,000
September 30, 2010	$21,000,000
December 31, 2010	$22,000,000
March 31, 2011	$22,000,000
June 30, 2011	$23,000,000
September 30, 2011	$23,000,000
December 31, 2011	$24,000,000
March 31, 2012	$24,000,000
June 30, 2012 and each fiscal quarter thereafter	$25,000,000

(iv)          Concurrently with the closing of each Permitted Acquisition, each EBITDA level set forth above shall be increased by 85% of Pro Forma EBITDA of the Target of such Permitted Acquisition for the 12 months preceding the date of consummation of such Permitted Acquisition; provided, that for the first 12 months after the consummation of such Permitted Acquisition, the EBITDA levels set forth above will be increased by only 85% of a fraction of such Pro Forma EBITDA, such fraction to be the number of months that have ended since the consummation of such Permitted Acquisition (not to exceed 12 months), divided by 12.

(b)           Capital Expenditures. The Loan Parties shall not make, on a consolidated basis, during any Fiscal Year any Capital Expenditures that in the aggregate (after giving effect to all such Capital Expenditures made during such Fiscal Year) exceed (i) $125,000 for the Fiscal Year ending December 31, 2006, (ii) $750,000 for the Fiscal Year ending December 31, 2007 and (iii) $1,100,000 for any Fiscal Year thereafter; provided that to the extent that the aggregate Capital Expenditures made, on a consolidated basis, by the Loan Parties in any Fiscal Year are less than the amount set forth above for such Fiscal Year, the lesser of (i) such excess amount and (ii) fifty percent (50%) of the amount set forth above for such Fiscal Year may be carried forward, but may be expended only in the immediately succeeding Fiscal Year. Any amount so carried forward shall be deemed made hereunder following utilization of all allowed amounts (without regard to such rollover) for Capital Expenditures in such immediately succeeding Fiscal Year.

ARTICLE VIII

EVENTS OF DEFAULT

8.1           Events of Default.

An Event of Default means the occurrence of one or more of the following described events:

(a)           any Loan Party shall default in the payment of (i) interest on any of the loans hereunder or any fee or reimbursement obligations pursuant to this Agreement or any Transaction Document, in each case within five (5) days after its due date or (ii) principal of any of the loans hereunder when due, whether at maturity, upon notice of prepayment in accordance with Section 3.4, upon any scheduled payment date, mandatory prepayment date or by acceleration or otherwise;

(b)           any Loan Party shall default under any agreement under which any Indebtedness in an aggregate principal amount of $1,000,000 or more is created in a manner entitling the holder of such Indebtedness to accelerate the maturity of such Indebtedness.

(c)           any representation or warranty made herein or in any other Transaction Document by any Loan Party, or any certificate or financial statement furnished pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished or deemed made or furnished;

(d)           any Loan Party shall default in the performance of any covenant, condition or provision of Section 7.1(a), 7.2 or 7.3;

(e)           any Loan Party shall default in the performance of (i) any of the Transaction Documents beyond any applicable notice or cure periods or (ii) any other covenant, condition or provision of this Agreement, the Notes or the other Transaction Documents, and such default shall not be remedied to the Agent’s or the Required Lenders’ satisfaction within a period of thirty (30) days following the earlier of (A) written notice from the Agent of such default or (B) actual knowledge by any Loan Party of such default;

(f)            any Loan Party shall default in the performance of the Side Letter and such default shall not be remedied to the satisfaction of the Agent or Required Lenders within a period of thirty (30) days following the occurrence of such default;

(g)           a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party in an involuntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of any Loan Party or for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) days;

(h)           any Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such Law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of any Loan Party or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action directly in furtherance of any of the foregoing;

(i)            either (i) a Reportable Event, the occurrence of which could reasonably be expected to have a Material Adverse Effect or that could cause the imposition of a Lien on the assets of the Loan Parties in excess of $250,000, taken as a whole, under Section 4068 of ERISA, shall have occurred with respect to any Plan or Plans, or (ii) the aggregate amount of the then “current liability” (as defined in Section 412(l)(7) of the Code) of all accrued benefits under such Plan or Plans exceeds the then current value of the assets allocable to such benefits by more than $250,000 at such time;

(j)            a final judgment that, with other undischarged final judgments against any Loan Party, exceeds an aggregate of $1,000,000 (excluding judgments to the extent the applicable Loan Party is fully insured or the deductible or retention limit does not exceed $250,000 and with respect to which the insurer has assumed responsibility in writing), shall have been entered against any Loan Party if, within thirty (30) days after the entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal, or if, within thirty (30) days after the expiration of any such stay, such judgment shall not have been discharged;

(k)           any Transaction Document shall at any time after the Closing Date cease for any reason (other than solely due to the action or omission by the Agent of the Lenders) to be in full force and effect or shall cease to create perfected security interests in favor of the Agent in the collateral in excess of 10% of the book value of the Collateral subject or purported to be subject thereto, subject to no other Liens other than Permitted Liens, or such collateral shall have been transferred to any Person in violation of the terms of any Transaction Document;

(l)            a Change of Control shall have occurred; or

(m)          Parent shall engage in any business activity; provided that business activity shall not include (i) the direct or indirect ownership of Capital Stock of the Borrower, the issuance of shares of Capital Stock or other equity securities or any other activity consistent with each of Parent being a holding company, or (ii) the performance of its obligations under the Transaction Documents or the Acquisition Agreements to which it is a party.

8.2           Consequences of Event of Default.

(a)           Bankruptcy. If an Event of Default specified in paragraphs (g) or (h) of Section 8.1 hereof shall occur, the Revolving Facility shall terminate and the unpaid balance of the Loans hereunder and interest accrued thereon and all other liabilities of the Loan Parties to the Lenders shall be immediately due and payable, without presentment, demand, protest or (except as expressly required hereby) notice of any kind, all of which are hereby expressly waived.

(b)           Other Defaults. If any other Event of Default shall occur, the Required Lenders may at their option, by written notice to the Borrower, terminate the Revolving Facility and/or declare all or any portion of the unpaid balance of the Loans hereunder and interest accrued thereon and all other liabilities of the Loan Parties hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become immediately due and payable, without presentment, demand, protest or (except as expressly required hereby) notice of any kind, all of which are hereby expressly waived.

(c)           Default Interest and Fees. Following the occurrence and during the continuance of any Event of Default, at the election of the Required Lenders, the Lenders or the Issuing Lender, as applicable, shall be entitled to receive, to the extent permitted by applicable law, and as additional compensation for the additional risks to the Lenders resulting from the existence of such Event of Default, interest on the outstanding principal of, and overdue interest, if any, on, the Loans hereunder at a rate per annum equal to the interest rate thereon (determined as provided in Section 3.1) plus two hundred (200) basis points.

(d)           Premium. In the event of any acceleration of the loans hereunder pursuant to Section 8.2(b) hereof, the Borrower shall also pay to the Agent, for the ratable benefit of the respective Lenders any prepayment premium that would otherwise be payable upon any voluntary prepayment of such loans.

(e)           Priority of Payment. Notwithstanding anything to the contrary herein, following an Event of Default and the acceleration of any Loans hereunder, all payments received, all proceeds of the Collateral and any other amount collected or received in connection with the obligations of the Borrower hereunder shall be applied by the Agent in the following manner:

first, all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agent in connection with enforcing the rights of the Lenders under the Transaction Documents, including all court costs (whether at trial, appellate or administrative levels) of the Agent and its agents, representatives, and attorneys incurred in connection with the sale or with the retaking, holding, handling, preparing for sale (or other disposition) of the Collateral and all other fees and expenses incurred by the Agent for which it is entitled to payment or reimbursement pursuant to Section 10.4 hereof or pursuant to any other Transaction Document;

second, all fees and expenses for which the Lenders are entitled to payment or reimbursement pursuant to the provisions of Section 11.4 hereof or pursuant to any other Transaction Document;

third, any prepayment premium that would be applicable in connection with the Senior Notes pro rata if such payment were a voluntary prepayment under Section 3.3;

fourth, all accrued and unpaid interest due and owing to the Senior Lenders pro rata;

fifth, all principal outstanding under the Revolving Facility;

sixth, all principal outstanding under the Senior Notes pro rata;

seventh, any prepayment premium that would be applicable in connection with the Junior Notes pro rata if such payment were a voluntary prepayment under Section 3.3;

eighth, all accrued and unpaid interest due and owing to the Junior Lenders pro rata;

ninth, all principal outstanding under the Junior Notes pro rata;

tenth, all obligations under Interest Rate Protection Agreements and Currency Hedging Agreements owing to any Lender; and

eleventh, all other obligations owing to the Agent and the Lenders hereunder and under the other Transaction Documents.

8.3           Security.

Payments of principal of, and premium, if any, and interest on, the Loans and all other obligations of the Borrower under this Agreement, the Notes and the other Transaction Documents are secured pursuant to the terms of the Security Documents.

ARTICLE IX

AGENT

9.1           Authorization and Action.

Each Lender hereby designates and appoints ACFS as the Agent hereunder and authorizes ACFS to take such actions as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms of this Agreement and the other Transaction Documents, together with such powers as are reasonably incidental thereto. The Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into this Agreement or otherwise exist for the Agent. In performing its functions and duties hereunder, the Agent shall act solely as agent for the Lenders and does not assume, nor shall be deemed to have assumed, any obligation or relationship of trust or agency with or for the Loan Parties or any of their respective successors or assigns. The Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable Laws. The appointment and authority of the Agent hereunder shall terminate at the indefeasible payment in full of the Loans and obligations hereunder.

9.2           Delegation of Duties.

The Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible to any Lender for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3           Exculpatory Provisions.

Neither the Agent nor any of its directors, officers, agents or employees shall be (a) liable to any of the Lenders for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement and any other Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of the Agent, the breach of its obligations expressly set forth in this Agreement or any Transaction Document, unless such action was taken or omitted to be taken by the Agent at the direction of the Required Lenders), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Loan Parties contained in this Agreement, any other Transaction Document or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Transaction Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Transaction Document or any other document furnished in connection herewith, or for any failure of any of the Loan Parties to perform their respective obligations hereunder, or for the satisfaction (or lack thereof) of any condition specified in Article IV. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of any of the Loan Parties.

9.4           Reliance.

The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by the Agent. The Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such direction, advice or concurrence of the Required Lenders, as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders; provided that unless and until the Agent shall have received such direction, advice or concurrence, the Agent may take or refrain from taking any action, as the Agent shall deem advisable and in the best interests of the Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Required Lenders or all Lenders, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders.

9.5           Non-Reliance on the Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent or hereafter taken, including any review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by the Agent. Each Lender represents and warrants to the Agent that it has and will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Loan Parties and made its own decision to enter into this Agreement.

9.6           No Liability of Lenders.

The Lenders shall have no liability to the Borrower, any other Loan Party or any other entity as a result of any actions or failures to act by the Agent hereunder or otherwise.

9.7           The Agent in its Individual Capacity.

The Agent, and each of its Affiliates may make loans to, purchase securities from, provide services to, accept deposits from and generally engage in any kind of business with the Loan Parties or any Affiliate of the Loan Parties as though the Agent were not the Agent hereunder.

9.8           Successor Agent.

The Agent may, upon thirty (30) days’ notice to the Borrower and each Lender, and the Agent will, upon the direction of the Required Lenders (other than the Agent, in its individual capacity), resign as the Agent. If the Agent shall resign, then the Required Lenders during such thirty (30) day period shall appoint a successor the Agent (with the consent of Borrower so long as no Default or Event of Default has occurred and is continuing) and if the Required Lenders direct the Agent to resign, such direction shall include an appointment of a successor the Agent (with the consent of Borrower so long as no Default or Event of Default has occurred and is continuing). If for any reason no successor the Agent is appointed by the Required Lenders during such thirty (30) day period, then effective upon the expiration of such thirty (30) day period, the Lenders shall perform all of the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Loans and obligations hereunder directly to the applicable Lenders and for all purposes shall deal directly with the Lenders. After any retiring the Agent’s resignation or removal hereunder as the Agent, the provisions of Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement. Notwithstanding the foregoing, ACFS agrees to remain the Agent under this Agreement until ACAS no longer owns any portion of the Loans or Notes.

9.9           Collections and Disbursements.

(a)           The Agent will have the right to collect and receive all payments of the Loans and obligations hereunder, and to collect and receive all reimbursements due hereunder, together with all fees, charges or other amounts due under this Agreement and the other Transaction Documents with regard to the Loans and obligations hereunder, and the Agent will remit to each Lender, according to its pro rata percentage of the applicable Loans and obligations hereunder as set forth on Annex A attached hereto, all such payments actually received by the Agent (other fees due and owing to the Agent pursuant to the Fee Letter and the fees and expenses of the Agent payable by the Borrower pursuant to Section 11.4 hereof) in accordance with the settlement procedures established by the Agent from time to time. Settlements shall occur on such dates as the Agent may elect in its sole discretion, but which shall be no later than two (2) Business Days following receipt thereof.

(b)           If any such payment received by the Agent is rescinded or otherwise required to be returned for any reason at any time, whether before or after termination of this Agreement or the other Transaction Documents, each Lender will, upon written notice from the Agent, promptly pay over to the Agent its pro rata percentage of the amounts so rescinded or returned, together with interest and other fees thereon so rescinded or returned.

(c)           All payments by the Agent and the Lenders to each other hereunder shall be in immediately available funds. The Agent will at all times maintain proper books of accounts and records reflecting the interest of each Lender in the Loans and obligations hereunder, in a manner customary to the Agent’s keeping of such records, which books and records shall be available for inspection by each Lender at reasonable times during normal business hours, at such Lender’s sole expense. The Agent may treat the payees of any Loan as the holder thereof until written notice of the transfer thereof shall have been received by the Agent in accordance with the provisions hereof. In the event that any Lender shall receive any payment on account of any Loans or obligations hereunder in an amount greater than its applicable pro rata percentage of all amounts received by all Lenders in respect of such class of Loans and obligations hereunder (including amounts obtained by reason of setoffs) such Lender shall hold such excess in trust for the Agent (on behalf of all other Lenders) and shall promptly remit to the Agent such excess amount so that the amounts received by each Lender in respect of such class of Loans and obligations hereunder shall at all times be in accordance with its applicable pro rata percentage. If, however, any Lender that has received any such excess amount fails to remit such amount to the Agent, the Agent shall reallocate the amounts paid on future payment dates to each Lender so that, after giving effect to such payments, the pro rata obligations owed by the Loan Parties to each Lender shall be in an amount equal to the pro rata amount owed by the Loan Parties before the date of the payment of such excess amount. In no event shall any Lender be deemed to have a participation or other right in, to or against any other Lender’s Loan as a result of the payment of any excess amount.

9.10         Reporting. During the term of this Agreement, the Agent will promptly furnish each Lender with copies of all notices and financial statements of the Loan Parties required to be delivered or obtained hereunder and such other financial statements and reports and other information in the Agent’s possession as any Lender may reasonably request. The Agent will promptly notify the Lenders when it receives actual notice of any Event of Default under the Transaction Documents.

9.11         Consent of Lenders.

(a)           Except as expressly provided herein, the Agent shall have the sole and exclusive right to service, administer and monitor this Agreement, the Loans and the other Transaction Documents, including the right to exercise all rights, remedies, privileges and options under this Agreement and under the other Transaction Documents. Notwithstanding the foregoing, each Lender shall make its own investment decision with regard to this Agreement and the Loans, including the credit judgment with respect to the making of Loans and the determination as to the basis on which and extent to which Loans may be made.

(b)           Notwithstanding anything to the contrary contained in Section 9.11(a) above, the Agent shall not without the prior written consent of all the Lenders then holding Loans and obligations hereunder:  (i) extend any payment date or reduce the amount of any payment due hereunder, including any interest, principal or fees (other than fees owing solely to the Agent), (ii) reduce any interest rate applicable to any of the Loans hereunder or any fee payable to the Lenders hereunder, (iii) waive any Event of Default under Section 8.1(a), (iv) compromise or settle all or a portion of the Loans hereunder, (v) release any obligor from any of the obligations hereunder except in connection with full payment and satisfaction of all such obligations or release all or substantially all of the Collateral, (vi) increase any Loan or commitment hereunder, (vii) amend the definition of the Required Lenders, or (viii) amend this Section 9.11(b).

(c)           Notwithstanding anything to the contrary contained in Section 9.11(a) above, and subject to any applicable limitation set forth in Section 9.11(b) above, the Agent shall not, without the prior written consent of the Required Lenders:  (i) waive any Event of Default; (ii) consent to any Loan Parties’ taking any action that, if taken, would constitute an Event of Default under this Agreement or under any of the other Transaction Documents; or (iii) amend or modify or agree to an amendment or modification of this Agreement or other Transaction Documents.

(d)           After an acceleration of any obligations hereunder, the Agent shall, upon written instruction from the Required Lenders, exercise or refrain from exercising any and all rights, remedies, privileges and options under this Agreement or the other Transaction Documents or available at law or in equity to protect the rights of the Agent and the Lenders and collect the Loans hereunder, including instituting and pursuing all legal actions against any Loan Party or to collect such loans, defending any and all actions brought by any Loan Party or other Person, and incurring expenses or otherwise making expenditures to protect the collateral securing the obligations hereunder, the Loans or the Agent’s or any Lender’s rights or remedies under any Transaction Document or applicable Law.

(e)           The Agent shall not increase any Lender’s portion of the Revolving Facility Commitment without the prior written consent of such Lender.

9.12         Indemnification.

Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand the Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), based on such Lender’s pro rata share of the outstanding Loans and commitments, from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including legal costs, except to the extent any thereof result from the applicable Person’s own gross negligence or willful misconduct, as determined by a court of competent jurisdiction. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including legal costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.12 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Transaction Documents, termination of this Agreement and the resignation or replacement of the Agent.

9.13         Collateral Matters.

The Lenders irrevocably authorize the Agent, at its option and in its discretion, (a) to release any Lien granted to or held by the Agent under any Transaction Document (i) when all obligations hereunder have been paid in full; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any sale or other disposition permitted hereunder (it being agreed and understood that the Agent may conclusively rely without further inquiry on a certificate of an officer of the Borrower as to the sale or other disposition of property being made in compliance with this Agreement); or (iii) subject to Section 9.11, if approved, authorized or ratified in writing by the Required Lenders; or (b) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by Section 7.2(b)(iv) (it being understood that the Agent may conclusively rely on a certificate from the Borrower in determining whether the Indebtedness secured by any such Lien is permitted by Section 7.2(a)(v)). Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 9.13.

9.14         This Article Not Applicable to Loan Parties.

This Article IX is included in this Agreement solely for the purpose of determining certain rights as between the Agent and the Lenders and does not create, nor shall it give rise to, any rights in or obligations on the part of the Loan Parties and all rights and obligations of the Loan Parties (other than as specifically set forth herein) under this Agreement shall be determined by reference to the provisions of this Agreement other than this Article IX.

ARTICLE X

SUBORDINATION OF NOTES

10.1         General.

The Junior Term D Loans are subordinate and junior in right of payment to the Junior Term C Loans to the extent provided in this Article 10. The Senior Term B Loans are subordinate and junior in right of payment to the Senior Term A Loans to the extent provided in this Article 10. The Junior Loans are subordinate and junior in right of payment to the Senior Loans to the extent provided in this Article 10.

10.2         Default in Respect of Senior Notes.

(a)           Senior Loan Payment Default. Upon the occurrence of an Event of Default pursuant to Section 8.1(a) hereof with respect to any Senior Loan Payment (a “Senior Loan Payment Default”), then, unless and until such Senior Loan Payment Default shall have been cured or waived in writing by Agent and the Senior Loans shall have been paid in full in cash, no direct or indirect payment (in cash, property or by set-off or otherwise, except that

Reorganization Subordination Securities may be issued and except that payment in kind may be made by delivery of paid-in-kind notes in respect of the Junior Loans) shall be made on account of the principal of, or prepayment premium, if any, on, or any other amount in respect of, or interest on, the Junior Loans, or as a sinking fund for any Junior Loans, or in respect of any redemption, retirement, purchase or other acquisition of any Junior Loans, during any period:

(i)            commencing on the date of receipt by Junior Lenders of a Blocking Notice stating that a Senior Loan Payment Default exists and ending on the date on which such Senior Loan Payment Default shall have been cured or waived in writing by Agent or the Senior Loans shall have been indefeasibly paid in full in cash; or

(ii)           in which any judicial proceeding or any other proceeding or action (whether judicial or otherwise) seeking to foreclose or otherwise realize on any Collateral shall be pending in respect of such Senior Loan Payment Default.

(b)           Notice by Agent. Agent shall give written notice to each Junior Lender of any Senior Loan Payment Default (and any acceleration of the maturity of any Indebtedness as a result thereof) and the receipt of any notice under Section 10.2(a) or (b) promptly upon the occurrence or receipt thereof, as the case may be.

10.3         Insolvency, Major Event of Default, etc.

In the event of:

(a)           any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to any of the Loan Parties, its creditors or its Properties and Facilities,

(b)           any proceeding for the liquidation, dissolution or other winding-up of any of the Loan Parties, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,

(c)           any assignment by any of the Loan Parties for the benefit of creditors,

(d)           any other marshalling of the assets of any of the Loan Parties, or

(e)           any Major Event of Default;

first, all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of Agent in connection with enforcing the rights of Lenders under the Transaction Documents, including all court costs (whether at trial, appellate or administrative levels) of the Agent and its agents, representatives, and attorneys incurred in connection with the sale or with the retaking, holding, handling, preparing for sale (or other disposition) of the Collateral and all other fees and expenses incurred by the Agent for which it is entitled to payment or reimbursement pursuant to Section 11.4 hereof or pursuant to any other Transaction Document, shall be paid;

second, all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of Lenders in connection with enforcing the rights of Lenders under the Transaction Documents, shall be paid;

third, all Senior Term A Notes shall be paid in full in cash (including any prepayment premium that would be applicable if such payment were a voluntary prepayment under Section 3.3) before any payment or distribution, whether in cash, securities (other than Reorganization Subordination Securities) or other property shall be made to any holder of any Senior Term B Notes, Junior Term C Notes or Junior Term D Notes;

fourth, all Senior Term B Notes shall be paid in full in cash (including any prepayment premium that would be applicable if such payment were a voluntary prepayment under Section 3.3) before any payment or distribution, whether in cash, securities (other than Reorganization Subordination Securities) or other property shall be made to any holder of any Junior Term C Notes or Junior Term D Notes;

fifth, all Junior Term C Notes shall be paid in full in cash (including any prepayment premium that would be applicable if such payment were a voluntary prepayment under Section 3.3) before any payment or distribution, whether in cash, securities (other than Reorganization Subordination Securities) or other property shall be made to any holder of any Junior Term D Notes;

sixth, all Junior Term D Notes shall be paid in full in cash (including any prepayment premium that would be applicable if such payment were a voluntary prepayment under Section 3 .3); and

seventh, all other obligations owing to the Agent and the Lenders hereunder and under the other Transaction Documents.

10.4         Exercise of Remedies of Junior Lenders.

(a)           Except as otherwise expressly set forth herein, so long as the Senior Loans remain outstanding, Junior Lenders will not, directly or indirectly, take any Enforcement Action during any Standstill Period. Upon expiration of the applicable Standstill Period, Junior Lenders may take any Enforcement Action against or in respect of any Collateral so long as Agent (with respect to the Senior Loans) has not commenced and is not diligently pursuing Enforcement Actions with respect to such Collateral.

(b)           Solely with respect to the Junior Loans, no Junior Lender shall exercise any Unsecured Remedy until the earliest to occur of:

(i)            the occurrence of a Proceeding with respect to any Loan Party;

(ii)           the acceleration of all or any portion of the Senior Loans; or

(iii)          the passage of one hundred eighty (180) days from the delivery to the Loan Parties of a notice of a default pursuant to Section 8.2 of this Agreement if (x) such default shall not have been cured or waived within such period and (y) the Junior Lenders shall have given Agent at least ten (10) days prior notice of its intention to exercise Unsecured Remedies prior thereto; provided that the expiration of such ten (10) day notice period may occur before, on or after the expiration of the one hundred eighty (180) day period from delivery of the notice described this clause (iii).

(c)           The Junior Lenders agree that, prior to the payment in full of the Senior Loans it will not take or receive any Collateral or any proceeds of such Collateral in connection with the exercise of any right or remedy (including setoff) with respect to such Collateral. Without limiting the generality of the foregoing, prior to the payment in full of the Senior Loans, the sole right of the Junior Lenders with respect to any Collateral shall be the right to receive a share of the proceeds as set forth herein.

10.5         Proof of Claim.

The Junior Lenders hereby grant to the Senior Lenders the right to file proofs of claim on account of the Junior Loans in any Proceedings in the event that the holders of Junior Loans fail to do so within five (5) days of the bar date pertaining thereto; provided, however, that the holders of the Senior Loans shall not under any circumstances be permitted to vote such claim, all voting rights with respect thereto being hereby retained by the Junior Lenders.

10.6         Acceleration of Junior Loans.

In the event that any Junior Notes shall be declared due and payable as the result of the occurrence of any one or more Events of Default in respect thereof, under circumstances when the terms of Section 10.2 do not prohibit payment on Junior Notes, no payment shall be made in respect of any Junior Notes unless and until all Senior Loans shall have been paid in full in cash or such declaration and its consequences shall have been rescinded and all such Defaults and Events of Default shall have been remedied or waived or shall have ceased to exist.

10.7         Turnover of Payments.

If any payment, distribution or security or the proceeds of any thereof, shall be collected or received by any Junior Lender in contravention of any of the terms of this Agreement, then, subject to this Agreement, the holder thereof will forthwith deliver such payment, distribution, security or proceeds to Agent, to be applied by Agent to permanently repay the Senior Loans. If the Senior Loans shall have been paid in full, then the Senior Lenders shall pay to Agent, on behalf of the Junior Lenders, any amount in excess thereof that the Junior Lenders would have been entitled to but for the application of the immediately preceding sentence, but solely to the extent any such amount was actually received by the Senior Lenders and Agent shall apply such amount in accordance with this Agreement. If any turnover pursuant to this Section 10.7 is required as a result of a reinstatement of any Senior Loans and an avoidance, disgorgement or turnover obligation of any Senior Lender by a court in any Proceeding or otherwise, no Junior

Lender shall be obligated to make such turnover unless it has received written demand to do so by such Senior Lender or Agent within ninety (90) days of such reinstatement.

10.8         No Prejudice or Impairment.

The provisions of this Article 10 are solely for the purposes of defining the relative rights of the Senior Lenders and the Junior Lenders. Nothing herein shall impair or prevent the Senior Lenders from exercising all rights and remedies otherwise permitted by applicable Law upon default under any Transaction Document subject, however, to the provisions of this Agreement. The right of any Senior Lenders to enforce any provision of this Agreement or any other Transaction Document shall not at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Loan Party or by any act or failure to act by Agent or any Senior Lender or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement or any other Transaction Documents, regardless of any knowledge thereof which any Senior Lender may have or be otherwise charged with. Nothing herein shall impair, as between each Loan Party and any Junior Lender, the obligation of such Loan Party, which is unconditional and absolute, to pay to the Junior Lenders the principal of and interest on the Junior Loans as and when the same shall become due in accordance with their terms, nor shall anything herein prevent any Junior Lender from exercising all rights and remedies otherwise permitted by applicable law upon default under this Agreement or any other Transaction Document, subject, however, to the provisions of this Article 10.

10.9         Subrogation.

From and after the indefeasible payment in full in cash of all Senior Loans, until the principal of, premium, if any, on, and interest on the Junior Loans shall be paid in full, the Junior Lenders shall be subrogated to all rights of the Senior Lenders to receive any further payments or distributions applicable to the Senior Loans to the extent any such payment or distribution is made to or for the account of the Senior Lenders.

10.10       Amendments.

Notwithstanding anything to the contrary herein, no amendment, waiver or other modification of this Article 10 shall be effective unless such amendment, waiver or other modification shall have been approved in writing by Agent and all of the Senior Lenders outstanding at the time of such amendment, waiver or other modification.

ARTICLE XI

MISCELLANEOUS

11.1         Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that (a) neither Parent nor the Borrower may assign or transfer its rights hereunder or any interest herein or delegate their duties hereunder and (b) the Lenders shall have the right to assign their rights hereunder and under the Loans in accordance with Article VI.

11.2         Modifications and Amendments.

The provisions of this Agreement may be modified, waived or amended, but only by a written instrument signed by Parent, the Borrower, and by the Agent on behalf of the Lenders upon satisfaction of the conditions set forth in Section 9.11.

11.3         No Implied Waivers; Cumulative Remedies; Writing Required.

No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that the Agent or the Lenders would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing, satisfy the conditions set forth in Section 9.11 and shall be effective only to the extent specifically set forth in such writing.

11.4         Reimbursement of Expenses.

The Borrower upon demand shall pay or reimburse the Agent for all reasonable fees and expenses incurred or payable by the Agent (including reasonable fees and expenses of counsel for the Agent and charges for services performed for the Lenders by the Agent’s auditors) from time to time (a) arising in connection with the negotiation, preparation and execution of this Agreement, the Notes, the Security Documents, the other Transaction Documents and all other instruments and documents to be delivered hereunder or thereunder or arising in connection with the transactions contemplated hereunder or thereunder, and (b) relating to the administration of this Agreement and the Transaction Documents, including any amendments, waivers or consents pursuant to the provisions hereof or thereof but excluding any such fees and expenses incurred or payable in connection with any syndication of the Loans. The Borrower upon demand shall pay or reimburse the Agent and the Lenders for all reasonable fees and expenses incurred or payable by the Agent or the Lenders (including reasonable fees and expenses of counsel for the Agent and for the Lenders and charges for services performed for the Lenders by the Agent’s auditors) arising in connection with the enforcement of this Agreement or the other Transaction Documents and obligations hereunder or thereunder; provided that, such reimbursement shall be limited to one counsel for the Lenders.

11.5         Holidays.

Whenever any payment or action to be made or taken hereunder or under the Notes shall be stated to be due on a day that is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

11.6         Notices.

Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person, upon confirmation of receipt when transmitted by facsimile (such confirmation of receipt being an acknowledgement or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the addressee’s facsimile number) or on receipt after dispatch by registered or certified mail, postage prepaid, or by courier, addressed in each case as follows:

If to the Borrower:

DeMarseCo Holdings, Inc.
300 West 6th Street

Suite 2300

Austin, Texas  78701

Attention:                     ,
Facsimile No.:  (512) 476-3952
E-mail:

with a copy to:

DLA Piper US LLP
1221 S. MoPac Expressway
Suite 400
Austin, Texas  78746
Attn:  John J. Gilluly, III and Samer M. Zabaneh
Facsimile:  (512) 475-7001
E-mail:  john.gilluly@dlapiper.com and samer.zabaneh@dlapiper.com to the Agent:

American Capital Financial Services, Inc.
2 Bethesda Metro Center, 14th Floor
Bethesda, MD  20814
Attn:  Compliance Officer
Facsimile:  (301) 654-6714
E-mail:  sam.flax @americancapital.com

with a copy to:

American Capital Strategies, Ltd.
2200 Ross Avenue
Suite 4500W
Dallas, Texas 75201
Attn:  Bowen S. Diehl
Telecopier:  (214) 273-6635
E-mail:  Bowen.Diehl@americancapital.com

with a copy to:

Patton Boggs LLP
2001 Ross Avenue, Suite 3000
Dallas, Texas 75201
Attn:  Eric L. White
Facsimile:  (214) 758-1550
E-mail:  ewhite@pattonboggs.com

to the Lenders:

As set forth on Annex A attached hereto.

or in accordance with any subsequent written direction from the recipient party to the sending party. In the event that an addressee of a notice or communication rejects or otherwise refuses to accept a notice or other communication delivered or sent in accordance with this Section 11.6, or if the notice or other communication cannot be delivered because of a change in address for which no notice was given, then such notice or other communication is deemed to have been received upon such rejection, refusal or inability to deliver.

11.7         Survival.

All representations, warranties, covenants and agreements of Parent and the Borrower contained herein or made in writing in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder and shall continue in full force and effect so long as any Loan or obligation hereunder is outstanding and until payment in full of all of the Borrower’s obligations and termination of the Revolving Facility Commitment hereunder or thereunder. All obligations relating to indemnification hereunder shall survive any termination of this Agreement and shall continue for the length of any applicable statute of limitations.

11.8         Governing Law.

THIS AGREEMENT, AND ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT GIVING EFFECT TO THE CHOICE OF LAWS PROVISIONS THEREOF.

11.9         Jurisdiction, Consent to Service of Process.

(a)           THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMIT, FOR THEMSELVES AND THEIR PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY MARYLAND STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF MARYLAND, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS

AGREEMENT, THE NOTES OR ANY OTHER TRANSACTION DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH MARYLAND STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT A PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER TRANSACTION DOCUMENT AGAINST ANOTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b)           THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT THEY MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER TRANSACTION DOCUMENT IN ANY MARYLAND STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)           EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.6 HEREOF. NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

11.10       Jury Trial Waiver.

EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (A) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR (B) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH ACTION OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

11.11       Severability.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law in any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement.

11.12       Headings.

Article, section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

11.13       Indemnity.

Parent and the Borrower hereby agree to indemnify, defend and hold harmless the Agent and the Lenders, their Affiliates and each of their respective officers, directors, employees, agents, partners, subsidiaries and representatives, and their respective successors and assigns (an “Indemnified Person”) in connection with any losses, claims, damages, liabilities and expenses, including reasonable attorneys’ fees, to which any such Person may become subject (other than as a result of the gross negligence or willful misconduct of any Indemnified Person), insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or by reason of any misrepresentation in any representation or warranty of or by, or investigation, litigation or other proceedings related to or resulting from any act of, or omission by, the Loan Parties or Sponsor or any officer, director, employee, agent or representative of the Loan Parties or Sponsor with respect to the Transactions, the Notes, the Transaction Documents, Charter Documents, the Organization Documents or any other agreements entered into in connection with any such agreements, instruments or documents and to reimburse each Indemnified Person, upon demand, for any reasonable legal or other reasonable expenses incurred in connection with investigating or defending any such loss, claim, damage, liability, expense or action. To the extent that the foregoing undertakings may be unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction of indemnified liabilities set forth in this Section 11.13 that is permissible under applicable Law. This indemnity and agreement to defend and hold harmless shall survive any termination or satisfaction of the Loans and other obligations hereunder or the sale, assignment or foreclosure thereof or the sale, transfer or conveyance of all or part of the past and present properties and facilities or any other circumstances that might otherwise constitute a legal or equitable release or discharge, in whole or in part, of the Borrower hereunder.

11.14       Environmental Indemnity.

The Borrower hereby releases and discharges, and agrees to indemnify, defend and hold harmless, the Agent and the Lenders and their Affiliates and each of their respective officers, directors, employees, agents, partners, subsidiaries, customers, guests, invitees and representatives, and their respective successors and assigns (an “Environmental Indemnified Person”) from and against any and all Environmental Liabilities, whenever and by whomever asserted, to the extent that such Environmental Liabilities are based upon, or otherwise relate to:

(a) any Condition at any time in, at, on, under, a part of, involving or otherwise related to the Properties and Facilities (including any of the properties, materials, articles, products, or other things included in or otherwise a part of the Properties and Facilities); (b) any action or failure to act of any Person, including any prior owner or operator of the Properties and Facilities (including any of the properties, materials, articles, products, or other things included in or otherwise a part of the Properties and Facilities), involving or otherwise related to the Properties and Facilities or operations of the Loan Parties; (c) the Management of any Pollutant, material, article or product (including Management of any material, article or product containing a Pollutant) in any physical state and at any time, involving or otherwise related to the Properties and Facilities or any property covered by clause (d) (including Management either from the Properties and Facilities or from any property covered by clause (d), and Management to, at, involving or otherwise related to the Properties and Facilities or any property covered by clause (d)); (d) Conditions, and actions or failures to act, in, at, on, under, a part of, involving or otherwise related to any property other than the Properties and Facilities, which property was, at or prior to the Closing Date, (i) acquired, held, sold, owned, operated, leased, managed, or divested by, or otherwise associated with, (A) the Loan Parties, (B) any of the Loan Parties’ Affiliates, or (C) any predecessor or successor organization of those identified in (A) or (B); or (ii) engaged in any tolling, contract manufacturing or processing, or other similar activities for, with, or on behalf of the Loan Parties; (e) any violation of or noncompliance with or the assertion of any Lien (other than Permitted Liens) under the Environmental Laws, (f) the presence of any Pollutants on, at or from the past and present Properties and Facilities, including human exposure thereto; (g) any Release affecting the past and present Properties and Facilities, whether or not the same originates or emanates from such Properties and Facilities or any contiguous real estate, including any loss of value of such Properties and Facilities as a result thereof; or (h) a misrepresentation in any representation or warranty or breach of or failure to perform any covenant made by the Loan Parties in this Agreement or any other Transaction Document. This indemnity and agreement to defend and hold harmless shall survive any termination or satisfaction of the Loans and other obligations hereunder or the sale, assignment or foreclosure thereof or the sale, transfer or conveyance of all or part of the past and present Properties and Facilities or any other circumstances that might otherwise constitute a legal or equitable release or discharge, in whole or in part, of the Borrower hereunder. Notwithstanding the foregoing, if and to the extent that any Environmental Liabilities are directly caused as a result of an Environmental Indemnified Person’s gross negligence or willful misconduct, such Environmental Indemnified Person and its Affiliates shall not be entitled to the indemnity provided above.

11.15       Marshaling; Payments Set Aside.

Neither the Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the obligations hereunder. To the extent that the Borrower makes a payment or payments to the Agent or any Lender, or the Agent or any Lender enforces its Liens or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or any Lender in its discretion) to be repaid to a trustee, receiver or any other party in connection with any bankruptcy, insolvency or similar proceeding, or otherwise, then (a) to the extent of such recovery, the obligation hereunder or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred and (b) each Lender severally agrees to pay to the Agent upon demand its ratable share of the total amount so recovered from or repaid by the Agent to the extent paid to such Lender.

11.16       Nonliability of Lenders.

The relationship between the Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibility to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. Execution of this Agreement by Parent and the Borrower constitutes a full, complete and irrevocable release of any and all claims which such parties may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Transaction Documents. Neither the Agent nor any Lender shall have any liability with respect to, and Parent and the Borrower hereby waive, release and agree not to sue for, any special, indirect, punitive or consequential damages or liabilities.

11.17       Counterparts.

This Agreement may be executed in any number of counterparts and by either party hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. Any such counterpart may be delivered by facsimile, email or similar electronic transmission and shall be deemed the equivalent of an originally signed counterpart and shall be fully admissible in any enforcement proceedings regarding this Agreement.

11.18       Integration.

This Agreement and the other Transaction Documents set forth the entire understanding of the parties hereto with respect to all matters contemplated hereby and supersede all previous agreements and understandings among them concerning such matters. No statements or agreements, oral or written, made prior to or at the signing hereof, shall vary, waive or modify the written terms hereof.

11.19       Confidentiality.

Each of the Agent and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement and the other Transaction Documents; provided that nothing herein shall prevent the Agent or any Lender from disclosing any such information (a) to the Agent, any other Lender or any Affiliate of any thereof that agrees to comply with the provisions of this Section, (b) to any Assignee or Participant or any prospective Assignee or Participant that agrees to comply with the provisions of this Section, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors on a need-to-know basis that agree to comply with the provisions of this Section, (d) to any financial institution that is a direct or indirect contractual counterparty to a Currency Hedging Agreement or an Interest Rate Protection Agreement or such contractual counterparty’s professional advisors that agrees to comply with the provisions of this Section, (e) upon the request or demand of any Governmental Authority, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (j) in connection with the exercise of any remedy hereunder or under any other Transaction Document, (k) to an investor or prospective investor in a Securitization that agrees that its access to information regarding the Loan Parties, the Loans and Transaction Documents is solely for purposes of evaluating an investment in a Securitization and who agrees to comply with the provisions of this Section, (l) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for a Securitization, and (m) to a nationally recognized rating agency that requires access to information regarding the Loan Parties, the Loans and Transaction Documents in connection with ratings issued with respect to a Securitization.

*          *          *
Signatures Appear on Next Page

SIGNATURE PAGE TO
CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DEMARSECO HOLDINGS, INC.,
as Borrower

By:
Elisabeth DeMarse
President and Chief Executive Officer

CCCI HOLDINGS, INC.,
as Parent

By:
Elisabeth DeMarse
President and Chief Executive Officer

[Signature Page to Credit Agreement]

AMERICAN CAPITAL FINANCIAL SERVICES, INC.,
as Agent

By:
Bowen Diehl
Vice President

AMERICAN CAPITAL STRATEGIES, LTD.,
as Lender

By:
Bowen Diehl
Vice President

[Signature Page to Credit Agreement]

ANNEX A

INFORMATION RELATING TO LENDERS

With respect to all Notes:

Name and Address
of initial Lender:

AMERICAN CAPITAL STRATEGIES, LTD.
2 Bethesda Metro Center
14th Floor
Bethesda, MD  20814

With respect to all Notes will be assigned to:

ACS FUNDING TRUST I
c/o AMERICAN CAPITAL STRATEGIES, LTD.,
as Servicer
2 Bethesda Metro Center, 14th Floor
Bethesda, MD  20814

(1)           All payments:

If by wire:

Bank:	Wells Fargo Bank, N.A.
ABA #:	121000248
Account Name:	ACS Funding Trust I
Account #:	4000-037515

If by mail:

ACS Funding Trust I

NW 7941

P.O. Box 1450

Minneapolis, MN  55485-7941

If by overnight parcel service

(e.g., FedEx, UPS, etc):

ACS Funding Trust I, #NW 7941

c/o Regulus

1350 Energy Lane, Suite 200

St. Paul, MN  55108

with sufficient information

to identify the source and

application of such funds.

**All checks should be made payable to “ACS Funding Trust I”.

(2)           All notices of payments and written confirmations of such wire transfers:

American Capital Strategies, Ltd., as Servicer

2 Bethesda Metro Center, 14th Floor

Bethesda, Maryland  20814

Attn:  Comptroller

Facsimile:  (301) 654-6714

(3)           All other communications:

American Capital Strategies, Ltd., as Servicer

2 Bethesda Metro Center, 14th Floor

Bethesda, Maryland  20814

Attn:  Compliance Officer

Facsimile:  (301) 654-6714

with a copy to:

American Capital Strategies, Ltd.

2200 Ross Avenue

Suite 4500W

Dallas, Texas 75201

Attn:  Bowen S. Diehl

Telecopier:  (214) 273-6635

E-mail:  Bowen.Diehl@americancapital.com

with a copy to:

American Capital Strategies, Ltd.

2 Bethesda Metro Center, 14th Floor

Bethesda, Maryland  20814

Attn:  General Counsel

Facsimile:  (301) 654-6714

A-2

ANNEX B

Conditions Precedent to Permitted Acquisitions

(1)           The Agent and the Lenders shall receive not less than fifteen (15) Business Days’ prior written notice of such acquisition, which notice shall include a reasonably detailed description of the proposed terms of such acquisition and identify the anticipated closing date thereof;

(2)           The Agent shall receive, not less than ten (10) Business Days’ prior to the consummation of such acquisition, a due diligence package, reasonably satisfactory to it;

(3)           The Agent shall receive evidence that (a) (i) the applicable Target has in place, with financially sound and reputable insurers, public liability and property damage insurance with respect to its business and properties against loss or damage of the kinds customarily carried or maintained by companies similarly situated in the same or similar businesses and in amounts as are customary with companies similarly situated in the same or similar businesses, and (ii) pursuant to endorsements and/or assignments in form and substance reasonably satisfactory to the Agent, (x) the Agent has been named as lender’s loss payee, for its benefit and the benefit of the Lenders, in the case of casualty insurance, and (y) the Agent and each of the Lenders have been named as additional insureds in the case of all liability insurance or (b) the Borrower’s Insurance will cover Target following the acquisition and the requirements in clause (ii) are satisfied;

(4)           The Agent, for the benefit of the Agent and the Lenders, (a) is granted a first priority perfected Lien (subject only to Permitted Liens) on all real and personal property being acquired pursuant to such acquisition (and, in the case of an acquisition involving the purchase of any applicable Target’s equity interests (other than a Target that will be a Foreign Subsidiary of a Loan Party upon consummation of such acquisition), all of such purchased equity interests shall be pledged to the Agent for the benefit of the Agent and the Lenders, and such Target shall guarantee all obligations of the Borrower under this Agreement and grant to the Agent, for the benefit of the Agent and the Lenders, a first priority perfected Lien (subject only to Permitted Liens) on such Person’s assets in compliance with Section 7.1(k)) and (b) will be provided such other documents and instruments as the Agent shall request to perfect or maintain the perfection of its Lien on all real and personal property of the applicable Target, as the case may be;

(5)           after giving effect to such acquisition and the incurrence of any Loan or other Indebtedness in connection therewith, (a) no Event of Default shall exist, (b) the Borrower shall be in compliance on a pro forma basis with the covenants set forth in Section 7.3 recomputed for the most recently ended month of the Borrower for which information is available regarding the business being acquired, and (c) the Borrower can demonstrate to the Agent projected pro forma compliance with the covenants set forth in Section 7.3, for the 12-month period immediately following the consummation of the proposed acquisition based on the combined operating results of the applicable Target and of the Borrower and their Subsidiaries for the 12-month period ending on the last day of the month for which financial statements for the applicable Target and for the Borrower and their Subsidiaries are available;

(6)           the aggregate consideration paid in connection with the acquisition shall not exceed $2,000,000 and the aggregate consideration paid in connection with all acquisitions shall not exceed $5,000,000;

(7)           all material consents necessary for such acquisition (including such consents as the Agent deems reasonably necessary) have been acquired and such acquisition shall not be hostile and shall have been approved by the applicable Target’s board of directors or similar governing body;

(8)           subject to clause (4) of this Annex B, as soon as practicable after the closing of such acquisition, and in any event within twenty (20) Business Days after such closing, the Borrower shall deliver copies of all material documents executed in connection with such acquisition (or as reasonably requested by Agent) to the Agent;

(9)           promptly after obtaining knowledge thereof, the Borrower shall provide notice of any material change to any of the documents or information previously provided pursuant to clauses (1) through (8) above.

B-2

SCHEDULES

Schedule 7.1(m)

Post-Closing Schedule

•                  Within ninety days following the Closing Date, the Borrower shall have collaterally assigned to the Agent a paid life insurance policy issued by a carrier reasonably acceptable to the Agent insuring, for a period from the Closing Date through December 31, 2012, the life of the Key Management, in an amount equal to $5,500,000.

•                  Within thirty days following the Closing Date, the Borrower shall procure an errors and omissions insurance policy targeted to cover its indemnification obligations in the Card Issuer Agreements with a minimum limit of $5,000,000.

•                  Within fifteen days following the Closing Date, the Borrower shall deliver insurance endorsements in favor of Agent with respect to its insurance policies.

•                  Within ninety days following the Closing Date, the Borrower shall have opened a second data center to serve as a back-up site.

•                  Within thirty days following the Closing Date, the Borrower shall use commercially reasonable efforts to obtain each Website Host Waiver and Consent.

•                  Within thirty days following the Closing Date, Borrower shall deliver an account control agreement with respect to the deposit account of the Loan Parties maintained at Frost National Bank.

•                  Within thirty days following the Closing Date, Borrower shall deliver the LinkShare trademark usage consent.

•                  Within thirty days following the Closing Date, the Borrower shall use commercially reasonable efforts to obtain the consents related to the assignments of those contracts listed in Schedule 5.1(f) hereof.

EXHIBITS